Exhibit 10.65

Certain information has been redacted from this exhibit pursuant to Item 601(b)(10)(iv) of Regulation S-K because it is both not material and is the type that the Registrant treats as private or confidential. The Registrant hereby agrees to furnish an unredacted copy of the exhibit and its materiality and privacy or confidentiality analyses to the Commission upon request.

Advancing Renewables Program Funding Agreement
ARENA agrees to provide the ARENA Funding, and the Recipient agrees to complete the Project and use reasonable endeavours to achieve the Outcomes, in accordance with the terms of this Agreement.
PROJECT DETAILS
PART 1 – PROJECT OVERVIEW
1.Project Title	Port Augusta Solar Methanol Project
2.Contract Number	2022/ARP029
3.Recipient	Solar Methanol 1 Pty Ltd (ABN 31 665 456 253)
4.Guidelines and policies

Advancing Renewables Program – Program Guidelines, 2020 (https://arena.gov.au/assets/2017/05/ARENA_ARP_Guidelines_FA_Single_Pages_LORES.pdf)

ARENA Variation Policy (https://arena.gov.au/assets/2018/05/arena-funding-agreement-variation-policy.pdf)

ARENA Report Writing Guidelines (https://arena.gov.au/assets/2020/03/arena-report-writing-guidelines.pdf)

PART 2 - KEY PROJECT DETAILS
5.Purpose, Outcomes and Project	See items 1.1, Schedule 11.6 and Schedule 11.7 of Schedule 1 (The Project)
6.Location	Allotment 101 in Deposited Plan 117832 in the Hundred of Castine, Port Augusta SA 5701
7.Budget	$89,763,083 (excl. GST)
8.ARENA Funding	$19,480,000 (excl. GST) representing 21.7% of Budget
9.Recipient Contributions	$48,283,083 (excl. GST) cash contributions, representing 53.8% of Budget
10.Other Contributions	$22,000,000 (excl. GST) cash contributions, representing 24.5% of Budget

Advancing Renewables Program Funding Agreement | Port Augusta Solar Methanol Project 2022/ARP029

Version 1.0 – 15 September 2023

11. CP Submission Date and CP Satisfaction Date (Clause 3)

CP Submission Date:

1.
Schedule 1, item Schedule 11.8(a): 1 August 2024 (Pre-FEED and FEED)
2.
Schedule 1, item Schedule 11.8(b): 1 July 2025 (Project Financial Close)

CP Satisfaction Date:

1.
Schedule 1, item Schedule 11.8(a): 28 August 2024 (Pre-FEED and FEED)
2.
Schedule 1, item Schedule 11.8(b): 1 August 2025 (Project Financial Close)

12. Final Milestone Date	31 May 2029
13. Specified Personnel

Project Personnel:

Craig Wood (CEO), craig.wood@vast.energy

Kurt Drewes (CTO), kurt.drewes@vast.energy

Lachlan Roberts (General Manager – IEP), lachlan.roberts@vast.energy

Alec Waugh (General Counsel), alec.waugh@vast.energy

Buddhi Ranasinghe (Analyst), buddhi.ranasinghe@vast.energy

Knowledge Sharing Personnel:

Buddhi Ranasinghe (Analyst), buddhi.ranasinghe@vast.energy

14. Approved subcontractors for Major Subcontract Work (Clause 21.1(h))	Fichtner GmbH & Co. KG and Fichtner Australia Pty Ltd (ABN 22 653 260 836) – Principal Engineering Integrator Others – to be confirmed at Project Financial Close
15. Project Participants (Clause 7)

Vast Renewables Limited (ABN 37 136 258 574) (Vast)

Mabanaft GmbH & Co. KG (German company registration number, HRA 99132) or its nominated subsidiary (Mabanaft)

Vast Solar 1 Pty Ltd (ABN 99 660 142 030) (VS1)

Fichtner GmbH & Co. KG and Fichtner Australia Pty Ltd (HRA 9277) (Fichtner)

Calix Limited (ABN 36 117 372 540) (Calix)

SiliconAurora Pty Ltd (ABN 14 606 360 169) (Silicon Aurora)

Deutsches Zentrum für Luft- und Raumfahrt (DLR)

Australian Solar Thermal Research Institute (ASTRI)

[***]

[***]

Advancing Renewables Program Funding Agreement | Port Augusta Solar Methanol Project 2022/ARP0292

PART 3 - OTHER CONTRACT INFORMATION
16. Insurance requirements (Clause 21.1(i))
1.
Workers’ compensation in accordance with relevant State or Territory legislation;
2.
Public liability insurance for an amount which is consistent with prevailing market standards for renewables projects of this nature;
3.
Professional indemnity insurance for an amount which is consistent with prevailing market standards for renewables projects of this nature; and
4.
Any other insurance policy relevant to cover the risks of the Project.

17. Acknowledgement of support (Clause 7.1)

Acknowledgement

The Recipient must acknowledge the support received from ARENA by including the following statement:

This Project received funding from the Australian Renewable Energy Agency (ARENA) as part of the German-Australian Hydrogen Innovation and Technology Incubator (HyGATE) initiative.

Signage

The Recipient must also acknowledge the support received from ARENA by placing signage outside the site or facility where the Project is undertaken which includes the following statement:

Solar Methanol 1 Pty Ltd has received support from the Australian Renewable Energy Agency (ARENA) for the Port Augusta, Solar Methanol Project as part of the German-Australian Hydrogen Innovation and Technology Incubator (HyGATE) initiative.

The Recipient is requested to consider including an indigenous place acknowledgement if the signage clause applies to the Project.

18. Disclaimer (Clause 7.4)

The Recipient must include the following statement on any published material in relation to the Project:

The views expressed herein are not necessarily the views of the Australian Government, and the Australian Government does not accept responsibility for any information or advice contained herein.

19. Recipient Confidential Information (Clause 26)	As per Knowledge Sharing Plan
20. Address for Notices and other communications (including, in the case of ARENA, invoices) (Clause 38)

ARENA:

Director, Contract Management Services

Level 8, 2 Phillip Law Street
Canberra ACT 2601
arenacontracted@arena.gov.au

The Recipient:

Christina Hall, Head of Finance, Solar Methanol 1 Pty Ltd

226 Liverpool Street

Darlinghurst, NSW 2010

christina.hall@vast.energy

Advancing Renewables Program Funding Agreement | Port Augusta Solar Methanol Project 2022/ARP0293

Standard Projects Funding Agreement

General Conditions

1	Duration of Agreement

This Agreement begins on the Commencement Date and continues until the End Date, unless terminated earlier in accordance with its terms (Term).

2	Recipient to undertake the Project
2.1	Subject to the terms of this Agreement, the Recipient must:
(a)	undertake the Project in accordance with this Agreement;
(b)	use reasonable endeavours to achieve the Outcomes;
(c)	satisfy the requirements of the Milestones Deliverables, including meeting the Completion Dates for the Milestones, as specified in item Schedule 11.9 of Schedule 1 (The Project) and in accordance with clause 15; and
(d)	complete the Project by the Final Milestone Date.
3	Conditions Precedent
3.1	Notwithstanding any other provision of this Agreement, the Recipient acknowledges and agrees that it must not submit a request for payment of ARENA Funding, and ARENA is not obliged to pay to the Recipient any amount of ARENA Funding, until:
(a)	with respect to Stage 1 (Milestones 1 to 2 in item Schedule 11.9 of Schedule 1), the Recipient satisfies the Conditions Precedent contained in item Schedule 11.8(a) of Schedule 1, which must be satisfied before the CP Satisfaction Date specified in Item 0 of the Project Details; and
(b)	with respect to Stage 2 (Milestones 3 to 5 (inclusive) in item Schedule 11.9 of Schedule 1), subject to clause 33 the Recipient satisfies the Conditions Precedent contained in item Schedule 11.8(b) of Schedule 1, which must be satisfied before the CP Satisfaction Date specified in Item 0 of the Project Details.
3.2	Each Conditions Precedent:
(a)	must be satisfied in a form and substance satisfactory to ARENA; and
(b)	are for the benefit of ARENA and may only be waived in writing by ARENA.
3.3	The Recipient must:
(a)	use all reasonable endeavours to satisfy each Conditions Precedent on or before the relevant CP Satisfaction Date; and
(b)	notify ARENA in writing when it considers it has satisfied a relevant Conditions Precedent.
3.4	Within 20 Business Days of receipt of a notice under clause (b) (or such other period as may be agreed between the parties), ARENA must provide written notice to the Recipient confirming that the relevant Conditions Precedent have been:
(a)	satisfied by the Recipient in accordance with this Agreement;
(b)	waived by ARENA; or
(c)	rejected by ARENA, if it considers, acting reasonably, that the Conditions Precedent do not satisfy all the requirements set out under item 1.8 of Schedule 1 (The Project), in which case:
(i)	ARENA must provide written reasons for the rejection;
(ii)	the Recipient must, within 5 Business Days, reissue the Conditions Precedent in a form that addresses the reasons for the earlier rejection; and
(iii)	ARENA may accept or reject the Conditions Precedent within 5 Business Days of receiving the reissued Conditions Precedent.
3.5	(ARENA Funding Assumptions): The Recipient acknowledges and agrees that:
(a)	the ARENA Funding payable by ARENA to the Recipient under this Agreement has been sized on the basis of the Draft Financial Model; and
(b)	if the Financial Model delivered by the Recipient to ARENA as a Condition Precedent to the commencement of Stage 1 contains changes from the Draft Financial Model which, in ARENA’s sole opinion, are inconsistent with ARENA’s Board Approval, ARENA may reject the Condition Precedent relating to the Financial Model in accordance with clause 3.4(c).

For the avoidance of doubt, ARENA is not precluded from rejecting the Financial Model for any other reason in accordance with clause 3.4(c).

3.6	Subject to clauses 3.4(b) and 19.5, if the Recipient fails to satisfy the relevant Conditions

Advancing Renewables Program Funding Agreement | Port Augusta Solar Methanol Project 2022/ARP0294

Precedent by the CP Satisfaction Date specified in item Schedule 11.8 of Schedule 1 (The Project), then:

(a)	ARENA may immediately terminate this Agreement by notice to the Recipient; and
(b)	neither party will have any liability to the other party arising out of, or in connection with, this Agreement or the termination of it.
4	Stages
4.1	The Recipient shall complete the Project activity in Stages as set out in item 1.3 Schedule 11.3of Schedule 1 and, where relevant, subject to clause 33.
4.2	The parties acknowledge and agree that following the completion of Stage 1, the Recipient may seek to arrange:
(a)	concessional debt financing and related working capital and hedging facilities; and/or
(b)	an equity raising,

in addition to the ARENA Funding for the purposes of financing the Project.

4.3	In the event that the finance described in clause 4.2 is arranged, the parties agree to negotiate in good faith any amendments to this Agreement reasonably required as a result of such finance being obtained, including (but not limited to) entering into a longform funding agreement and related Project documents.
5	Governance Body
5.1	Where a steering committee, group or body has been or will be established to oversee or coordinate the Project (Governance Body), the parties acknowledge and agree that, except as otherwise specified in item 0 of Schedule 1:
(a)	the Recipient must notify ARENA, as soon as is reasonably practicable, of the establishment of the Governance Body;
(b)	ARENA may, in its discretion, participate in the Governance Body as an observer;
(c)	all decisions or recommendations made, and actions taken, by the Governance Body are based on the steering committee’s own information, enquiries, independent advice, and/or considerations;
(d)	any contribution made to the Governance Body by ARENA as an observer will not bind the Governance Body; and
(e)	the Governance Body’s decisions, recommendations and actions will not bind ARENA.
6	Knowledge sharing
6.1	The Recipient must:
(a)	in consultation with ARENA, implement and comply with the Knowledge Sharing Plan; and
(b)	ensure the delivery of the Knowledge Sharing Deliverables,

as set out at item Schedule 14 of Schedule 1 (The Project).

6.2	It is the Recipient’s responsibility to ensure that any Project documentation or information (including any Knowledge Sharing Deliverables) prepared for public release do not contain any Recipient Confidential Information.
6.3	The Recipient must categorise the documentation and information it provides to ARENA pursuant to the Knowledge Sharing Plan as follows:
(a)	public: information that may be shared freely within ARENA, with industry participants, and with the public in general; and
(b)	Recipient Confidential Information: information that may only be shared in accordance with clause 26.
7	Acknowledgement, disclaimer and publicity
7.1	The Recipient must, and must ensure that any Project Participants, acknowledge the financial and other support received from ARENA:
(a)	in all publications, promotional and advertising materials, public announcements, events and activities in connection with the Project;
(b)	in any products, processes or inventions developed as a result of the Project; and
(c)	if required by ARENA, at the place where the Project is undertaken,

ensuring the form of acknowledgement is as specified in item 17 of the Project Details or as otherwise approved by ARENA prior to its use.

7.2	Where the Recipient acknowledges, or is likely to acknowledge, the financial and other support received from ARENA in any materials in connection with fundraising for, or investment in, the Project (Fundraising Materials), the Recipient must:
(a)	provide a copy of the Fundraising Materials to ARENA before publication or circulation with reasonably sufficient time to enable it to review the Fundraising Materials; and
(b)	make any amendments or deletions requested by ARENA to the Fundraising Materials where the request is made within five Business Days of ARENA’s receipt of the Fundraising Materials.

Advancing Renewables Program Funding Agreement | Port Augusta Solar Methanol Project 2022/ARP0295

For the avoidance of doubt, if ARENA does not communicate any amendments or deletions to the Recipient within 5 Business Days of ARENA’s receipt of the Fundraising Materials then the Fundraising Materials are taken to be agreed by ARENA.

7.3	ARENA reserves the right to publicise and report on the awarding of the ARENA Funding, and may include:
(a)	the name of the Recipient, Recipient's shareholders and Project Participants;
(b)	the amount of the ARENA Funding; and
(c)	a brief description of the Project.
7.4	The Recipient must, and must ensure that any Project Participants:
(a)	include a disclaimer as specified in item 18 of the Project Details, or otherwise approved by ARENA, in all published material relating to the Project; and
(b)	before making a public announcement in connection with this Agreement or any transaction contemplated by it, obtain ARENA's written consent to the announcement, except if required by Law or a regulatory body, including a relevant stock exchange, in which case ARENA should be notified of any such requirement as soon as practicable.
8	Communication Materials
8.1	The Recipient acknowledges that ARENA may request the Recipient procure and provide to ARENA, artists' impressions, renders or professional imagery, including photography and/or video and audio, which demonstrates the appearance of any works constructed or goods developed in connection with the Project (Communication Materials).
8.2	Where ARENA makes a request for Communication Materials in accordance with clause 8.1:
(a)	the parties will meet within 20 Business Days to discuss the request, unless otherwise agreed by the parties;
(b)	ARENA will document its request, including any requirements of the Communication Materials, in Appendix B (Communication Materials); and
(c)	ARENA will ensure that Appendix B (Communications Material) includes:
(i)	any appropriate guidance materials;
(ii)	any necessary technical specifications; and
(iii)	the required timing for the provision of the Communication Materials.
8.3	Notwithstanding clauses 19.2 and 38, Appendix B (Communication Materials) may be varied by written agreement of the parties and, where varied, ARENA will provide the varied Appendix B (Communication Materials) to the Recipient.
9	Reporting
9.1	The Recipient must:
(a)	comply with the reporting requirements set out in item Schedule 13 of Schedule 1 (The Project) and keep ARENA regularly and fully informed regarding the progress of the Project;
(b)	during the Term of this Agreement, and for a period of 5 years following the Final Milestone Date, where requested by ARENA, provide:
(i)	data with respect to carbon abatement resulting from the Project; and
(ii)	provide a report on the number of direct jobs (including any permanent roles, contractors, subcontractors and consultants) created during any construction and operation phases of the Project; and
(iii)	provide such further information as reasonably requested by ARENA with respect to the Project throughout the Term.
9.2	In the event this Agreement is terminated before the End Date, within 20 Business Days after the date of termination or such longer period as notified by ARENA, the Recipient must provide a report for public release explaining:
(a)	the reasons for such termination; and
(b)	the information, knowledge and lessons learnt (both positive and negative) by the Recipient from the Project.
10	Plans and studies
10.1	The Recipient must provide the plans in accordance with the requirements set out in items Schedule 13.1 and Schedule 13.2 of Schedule 1 (The Project) and in a form and substance satisfactory to ARENA.
10.2	Where the Recipient is required to provide a plan under item Schedule 13.2 of Schedule 1 (The Project), the Recipient must:
(a)	ensure that the plan is developed by an appropriately qualified person with an understanding of the Project and detailed knowledge of the risks; and

Advancing Renewables Program Funding Agreement | Port Augusta Solar Methanol Project 2022/ARP0296

(b)	as specified in item Schedule 13.2 of Schedule 1 (The Project):
(i)	(external certification): provide certification, for the benefit of ARENA, that the plan is appropriate and consistent with best practice for this type of Project and its risks, and is being appropriately implemented, from an independent and qualified person, who is not an employee, shareholder, director, other officeholder or related entity of the Recipient, a Project Participant, or any other person having, or having had, significant involvement in the Project or the Application; or
(ii)	(internal certification): provide certification, for the benefit of ARENA, that the plan is appropriate and consistent with best practice for this type of Project and its risks, and is being appropriately implemented, from an independent and qualified person, who does not have, or has not had, significant involvement in the Project or the Application.
10.3	If a study to be provided under this Agreement, ARENA may require the Recipient to use the template provided at Schedule 2 (Study Template).
11	Privacy

The Recipient must:

(a)	comply with applicable privacy laws, including the Privacy Act 1988 (Cth) (the Privacy Act);
(b)	promptly notify ARENA in writing if it (or its subcontractors) commits an eligible data breach within the meaning of the Privacy Act relating to any data or personal information held in connection with the Project; and
(c)	ensure that Personal Information collected or received in connection with the Project is used solely for the purposes of performing its obligations under this Agreement and otherwise in accordance with the requirements of the Privacy Act.
12	Data security
12.1	The Recipient must, in connection with the Project, have in place adequate security measures to protect any Data acquired by the Recipient in connection with the Project from Data Security Breaches.
12.2	If the Recipient becomes aware of a Data Security Breach, it must:
(a)	notify ARENA immediately upon becoming aware of the Data Security Breach and specify all known details of the breach or circumvention;
(b)	immediately take all reasonable steps to remedy such breach or circumvention and to prevent the Data Security Breach from recurring; and
(c)	as soon as reasonably practicable, provide to ARENA full details of the Data Security Breach and the remedial steps undertaken.
13	Intellectual Property Rights
13.1	The parties acknowledge and agree that:
(a)	this Agreement does not affect ownership of the Intellectual Property Rights in any Pre-existing Material or Third Party Material; and
(b)	all Intellectual Property Rights in Agreement Material vest in the Recipient upon creation.
13.2	The Recipient grants to, or obtains for, ARENA a perpetual, irrevocable, world-wide, royalty-free, fee-free, non-exclusive licence to use, reproduce, adapt, modify, communicate, broadcast, distribute, publish, disseminate and sublicense the Licensed Materials solely for:
(a)	the purpose of giving effect to the Knowledge Sharing Plan; or
(b)	to carry out its objectives under the ARENA Act,

but not including the right to exploit the Licensed Materials for commercial purposes.

13.3	If someone claims, or ARENA reasonably believes that someone is likely to claim, that all or part of the Licensed Materials or their use in accordance with this Agreement infringe their Intellectual Property Rights or Moral Rights, in addition to the indemnity under clause 0 and to any other rights that ARENA may have, promptly, at the Recipient's expense:
(a)	use its best efforts to secure the rights for ARENA to continue to use the affected Licensed Materials free of any claim or liability for infringement; or
(b)	replace or modify the affected Licensed Materials so that the Licensed Materials or the use of them does not infringe the Intellectual Property Rights or Moral Rights of any other person without any degradation of the performance or quality of the affected Licensed Materials.
13.4	Where required for the Project as determined by ARENA, and as agreed between the parties, the Recipient must comply with an Intellectual

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Property Management Plan as set out in item Schedule 13.2 of Schedule 1 (The Project) when undertaking the Project.

13.5	The Recipient must obtain all consents (including any Moral Rights consents or waivers) necessary to perform its obligations under this Agreement.
14	ARENA Funding
14.1	Notwithstanding any other provision of this Agreement, ARENA's total liability under or in connection with this Agreement, including all ARENA Funding paid or payable, will not exceed an amount equal to the ARENA Funding.
14.2	ARENA may set-off any money due for payment by ARENA to the Recipient under this Agreement against any money owed by the Recipient to ARENA under this Agreement or any other agreement between the parties under which ARENA provides funding to the Recipient.
15	Claims for payment
15.1	Subject to this Agreement, ARENA will pay ARENA Funding to the Recipient in accordance with this clause 15.
15.2	Before the Recipient can make a claim for payment of ARENA Funding, the Recipient must submit to ARENA by the GMS (unless otherwise advised by ARENA), all Milestone Deliverables due for the relevant Milestone by the Completion Date specified in item Schedule 11.9 of Schedule 1 (The Project).
15.3	Upon receipt of a Milestone Deliverable in accordance with clause 15.2, ARENA will:
(a)	within 5 Business Days (or such other period notified by ARENA), provide the Recipient with notification that the Milestone Deliverable has been received; and
(b)	within 20 Business Days, notify the Recipient, with respect to each Milestone Deliverable, whether it is:
(i)	accepted; or
(ii)	not accepted.
15.4	When one or more Milestone Deliverables are not accepted:
(a)	ARENA will provide the Recipient with reasons why the Milestone Deliverable was not accepted; and
(b)	the Recipient must re-submit the Milestone Deliverable within 10 Business Days (or such other period notified by ARENA) of notification of the reasons for non-acceptance, and ARENA will, within 5 Business Days notify the Recipient whether the Milestone Deliverable has been:
(i)	accepted; or
(ii)	not accepted, in which case ARENA may exercise any of its rights under this Agreement.
15.5	When all Milestone Deliverables due for the relevant Milestone are accepted by ARENA:
(a)	ARENA will notify the Recipient that the Milestone is achieved; and
(b)	the Recipient will make a claim for payment with respect to payment of the relevant Milestone in accordance with the requirements of clause 15.6.
15.6	The Recipient may submit a claim for payment of ARENA Funding by providing a correctly rendered invoice which:
(a)	is emailed to the address listed in item 20 of the Project Details or submitted by the GMS;
(b)	meets the requirements of a tax invoice as set out in the GST Law;
(c)	sets out:
(i)	the agreement number and Project title; and
(ii)	the amount of ARENA Funding to be paid together with the supporting documentation and other evidence specified in item Schedule 11.9 of Schedule 1 (The Project); and
(d)	is accompanied by a certificate signed and dated by a duly authorised representative of the Recipient stating that:
(i)	the representations set out in clause 20 of this Agreement are true and correct in all material respects as at the date the invoice is submitted;
(ii)	no Material Breach is continuing or would result from the payment of funding by ARENA; and
(iii)	the Recipient is able, and has sufficient funds, to complete the Project by the Final Milestone Date in accordance with this Agreement.
15.7	Upon satisfaction of the requirements of this clause 15, ARENA must make payment within 30 days after receiving a valid invoice into the account nominated by the Recipient.
16	Bank account
16.1	The Recipient must:
(a)	ensure that the ARENA Funding is held in an account in the Recipient's name, and which the Recipient solely controls, with an

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authorised deposit-taking institution as defined by the Banking Act 1959 (Cth);

(b)	ensure that the account is:
(i)	established solely for the purposes of accounting for, and administering funds which are to be utilised for the purpose of the Project; and
(ii)	an account that bears a rate of interest reasonably required by ARENA;
(c)	ensure that at all times, the ARENA Funding is clearly identifiable and ascertainable;
(d)	notify ARENA of any changes to the account within 14 days of the change occurring.
16.2	On request, the Recipient must provide ARENA and the authorised deposit-taking institution with an authority for ARENA to obtain details relating to the use of the account referred to in this clause 16.
17	Use of ARENA Funding
17.1	The Recipient must use the ARENA Funding only:
(a)	for the Project;
(b)	for Eligible Expenditure, which must be in accordance with the requirements of the Applicable Guidelines;
(c)	as provided in the Budget; and
(d)	in accordance with the terms and conditions set out in this Agreement.
17.2	In accordance with the Applicable Guidelines, the Recipient must not spend more than 10% of the ARENA Funding on Overseas Expenditure, other than for equipment or materials.
18	Contributions
18.1	With the exception of the ARENA Funding, the Recipient is responsible for providing or securing all Contributions, funds and resources, and bearing all costs necessary, to complete the Project, including on account of cost overruns.
18.2	Unless otherwise agreed in writing:
(a)	the Recipient Contributions must be provided and used for the Project in accordance with the timeframe in item Schedule 11.9 of Schedule 1 (The Project); and
(b)	the Recipient must ensure that any Other Contributions are provided and used for the Project in accordance with item Schedule 11.9 of Schedule 1 (The Project).
18.3	The Recipient must provide written notice to ARENA as soon as practicable if:
(a)	the Recipient Contributions and/or Other Contributions provided and used for the Project are increased; or
(b)	it has received, or requested to receive, other funds from the Commonwealth or State or Territory or local government for the Project.
19	Variations, Delays and Extensions of Time
19.1	Without limiting anything else in this Agreement, any variations (including any requests for Extensions of Time) to this Agreement will be considered by ARENA in accordance with the ARENA Variation Policy.
19.2	Subject to clause 19.3, no agreement or understanding varying the terms of this Agreement is legally binding upon either party unless the agreement or understanding is in writing and signed by both parties.
19.3	Where a party requires a Minor Variation:
(a)	the party must provide notice to the other party, including details of the proposed variation; and
(b)	where agreed by the parties (acting reasonably), ARENA will effect the Minor Variation in accordance with Appendix A.
19.4	Upon becoming aware that there is, or is likely to be, a delay with respect to:
(a)	satisfying the Conditions Precedent by the CP Satisfaction Date;
(b)	meeting the Completion Date for one or more Milestones specified in item Schedule 11.9 of Schedule 1 (The Project); or
(c)	completing the Project by the Final Milestone Date,

the Recipient must promptly notify ARENA of such delay or likely delay.

19.5	Where the Recipient is requesting an extension of time to the CP Satisfaction Date, the completion date of one or more Milestones, the Final Milestone Date or Knowledge Sharing Deliverables and / or the Final Milestone Date (Extension of Time), ARENA must, within a reasonable time of such request, assess the request in accordance with clause 19.1 and acting reasonably:
(a)	agree to the Extension of Time, in which case the parties will effect a variation to this Agreement; or
(b)	not accept the Extension of Time, providing written reasons for such non-acceptance, in

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which case ARENA is entitled to exercise its rights under this Agreement.

20	Representations and warranties
20.1	The Recipient represents and warrants that:
(a)	(transaction permitted): it will not be breaching any Law, Authorisation, or agreement by signing or performing this Agreement;
(b)	(sanctions) the Recipients, its Related Bodies Corporate and their Personnel, has not contravened any Australian Sanctions Laws;
(c)	(no misleading information): all information provided to ARENA (including in the Application) is true, correct, and complete in all material respects and is not misleading (as at the time it was provided, except where information is provided to the Recipient by a third party in which case the Recipient represents and warrants that, after making diligent enquiries, it has made reasonable endeavours to verify the accuracy of the information);
(d)	(conflicts of interest): except as otherwise disclosed in writing to ARENA, to the best of its knowledge after making diligent enquiry, no conflict of interest exists or is likely to arise in the performance of its obligations under this Agreement;
(e)	(employee entitlements): it is not subject to any judicial decision against it, relating to employee entitlements (not including decisions under appeal) where it has not paid the claim;
(f)	(Intellectual Property):
(i)	the use or development of the Licensed Materials by the Recipient to undertake the Project; and
(ii)	ARENA's use of the Licensed Materials as contemplated in accordance with the requirements of this Agreement,

will not infringe the Intellectual Property Rights or Moral Rights of any person;

(g)	(legal capacity): it has full legal capacity to own its own property, undertake the Project and enter into this Agreement, and to carry out the transactions that each of these contemplate;
(h)	(financial capacity): it has, or will have, sufficient funds to complete the Project;
(i)	(insolvency): no Insolvency Event has occurred, and there are no reasonable grounds to suspect that an Insolvency Event will occur, in respect of the Recipient;
(j)	(Applicable Guidelines): it has complied with the Applicable Guidelines in connection with the Project;
(k)	(qualifications): the Recipient, its Personnel and subcontractors have the necessary experience, skill, knowledge, expertise and competence to undertake the Project and will hold (where appropriate) such licences, permits or registrations as are required under any State, Territory or Commonwealth legislation to undertake the Project and are fit and proper people; and
(l)	(trustee): if the Recipient is a trustee, it enters into this Agreement personally, in its capacity as trustee and without any limitation of its liability as a trustee and has the power to perform its obligations under this Agreement.
20.2	The representations and warranties in clause 20.1 will, unless otherwise specified, be made on the signing of this Agreement by the Recipient, and be repeated on each date the Recipient:
(a)	submits an invoice to ARENA in accordance with clause 15; and
(b)	receives payment of ARENA Funding.
20.3	The Recipient acknowledges and agrees that ARENA has entered into this Agreement and performs this Agreement in reliance on the representations and warranties in clause 20.1.
21	Undertakings and Acknowledgements
21.1	The Recipient must:
(a)	(Laws): comply with all applicable Laws;
(b)	(sanctions): in connection with the Project, comply, and ensure that any Related Bodies Corporate comply, with Australian Sanctions Laws and use reasonable endeavours to ensure compliance by any of its subcontractors;
(c)	(fraud): immediately notify ARENA in writing of any fraud or suspected fraud in connection with the Project and take such action as ARENA reasonably requires to manage the fraud;
(d)	(Change in Control): promptly notify ARENA of any Change in Control or likely Change in Control of the Recipient;
(e)	(WHS Law):
(i)	comply with applicable WHS Law, and not do or allow to be done, or omit or allow to be omitted, anything which may

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result in ARENA being in breach of WHS Law;

(ii)	promptly notify ARENA of any notifiable incidents under WHS Law, accidents, injuries, or damage to property of a serious nature that occurs in connection with the Project (WHS Notifiable Incident);
(iii)	in relation to any WHS Notifiable Incident, if requested, provide to ARENA an investigation report on the causes and effects of, and corrective and preventative actions arising from, the incident and, provide updates on the status of any such actions as reasonably required by ARENA;
(iv)	cooperate with ARENA as required in relation to any WHS Notifiable Incident; and
(v)	ensure that its contracts with any subcontractors, Project Participants, consultants or other persons participating in the Project contain those provisions necessary to enable the Recipient to comply with its obligations under this clause 21.1(d); and
(f)	(WHS Accreditation Scheme): where the Recipient or its subcontractor undertakes Building Work in carrying out the Project, to the extent required by the Building and Construction Industry (Improving Productivity) Act 2016 (Cth), the Recipient must, in accordance with applicable requirements of the Work Health and Safety Accreditation Scheme:
(i)	procure and maintain any required accreditation (including as required with respect to its subcontractors); and
(ii)	ensure ARENA is kept updated as to the status of any such accreditation, including with respect to its subcontractors for this Project;
(g)	(FOI): assist ARENA to comply with any request under the Freedom of Information Act 1982 (Cth) that relates to the performance of this Agreement;
(h)	(subcontractors and Project Participants) in connection with the Project:
(i)	not enter into a contract with a subcontractor or Project Participant named as an organisation that has not complied with the Workplace Gender Equality Act 2012 (Cth);
(ii)	not enter into a contract if at any time the Recipient becomes aware of Modern Slavery practices in the operations and supply chains used by a subcontractor or Project Participant unless the Recipient takes reasonable action to address or remove these practices;
(iii)	and in relation to Major Subcontract Work, only engage those subcontractors specified in item 14 of the Project Details or otherwise approved by ARENA in writing; and
(iv)	ensure that its contracts with any subcontractors, Project Participants, consultants or other persons participating in the Project contain those provisions necessary to enable the Recipient to comply with its obligations under this Agreement;
(i)	(insurance): in connection with the Project:
(i)	have and maintain the insurances that would be maintained by a prudent business undertaking the Project, including but not limited to those insurances specified in item 16 of the Project Details;
(ii)	with respect to such insurances:
A.	where the Recipient takes out a ‘claims-made’ policy, which requires all claims and any fact, situation or circumstance that might result in a claim to be notified within the period of insurance, maintain the policy during the Term of this Agreement, and a policy in like terms for 7 years after the Term; and
B.	where the Recipient takes out an ‘occurrence’ policy, which requires the circumstances to which a claim relates to occur during the period of insurance whilst the notification of an event can occur at any time subsequently, maintain the policy during the Term of this Agreement; and
(iii)	ensure that its subcontractors have and maintain appropriate insurance to cover the risk of the subcontractors' works,

and, if requested by ARENA, provide certificates or other sufficient evidence to satisfy ARENA that such insurances have been procured and maintained;

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(j)	(books and records): at its own cost, during the Term of this Agreement and for a period of 7 years after the Term, keep, and require its subcontractors to keep, adequate books and records in sufficient detail to enable:
(i)	all receipts and payments related to the Project to be identified and reported to ARENA; and
(ii)	the amounts payable by ARENA under this Agreement to be determined or verified;
(k)	(conflicts): if, during the Project, a conflict of interest arises, or appears likely to arise, notify ARENA as soon as practicable in writing, make full disclosure of all relevant information relating to the conflict and take such steps as ARENA requires to manage the conflict;
(l)	(visitations): during the Term of this Agreement and for two years after the Term, subject to safety and operational requirements and, if required, appropriate confidentiality agreements being entered into:
(i)	allow and provide ARENA escorted visits by interested persons approved by ARENA or the Recipient (Visitors) to sites under the Recipient's control where the Project is conducted;
(ii)	use best endeavours to obtain permission for escorted visits by Visitors to sites not under the Recipient's control where the Project is conducted;
(iii)	demonstrate the Project to Visitors and relevant technology and provide detailed explanations where requested; and
(iv)	allow ARENA representatives to be present at visits;
(m)	(bank account): comply with the bank account requirements specified in clause 16;
(n)	(Personnel):
(i)	undertake the Project, with the active involvement of, and using the expertise of, the Specified Personnel, or as otherwise agreed between the parties in writing;
(ii)	ensure that each of the Specified Personnel is aware of and complies with the Recipient's obligations in undertaking the Project;
(iii)	where one or more of the Specified Personnel is, or will become, unable or unwilling to be involved in the Project:
A.	notify ARENA as soon as practicable;
B.	if requested by ARENA, provide a replacement person of suitable ability and qualifications at the earliest opportunity; and
C.	obtain ARENA's written consent, which must not be unreasonably withheld, prior to appointing any such replacement person; and
(iv)	if reasonably requested by ARENA, promptly remove any of the Recipient’s or its subcontractors’ Personnel from carrying out work on the Project, and arrange for their replacement in accordance with clause 21.1(n)(iii);
(o)	(other transactions or contracts): with respect to any other transaction or contract connected with the Project to be entered into with a third party (including a subcontractor), comply with all contractual obligations, including with respect to prompt payment of subcontractors and other contracted parties;
(p)	(cooperate): cooperate with ARENA and other parties, including by attending any meetings on ARENA’s reasonable request to discuss any issues related to the delivery of the Project or the performance of obligations under this Agreement;
(q)	(standards): undertake the Project diligently, efficiently, safely and to a high professional standard, in accordance with this Agreement and all relevant Australian industry standards, codes, best practice and guidelines (including those specified in item 4 of the Project Details) or, where none apply, relevant international industry standards, best practice and guidelines;
(r)	(notification): notwithstanding any other provision of this Agreement, notify ARENA:
(i)	promptly in writing of any delay or anticipated delay to the progress of the Project or achievement of a Milestone; providing:

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A.	the reason for the delay;
B.	the anticipated impact on the Project; and
C.	the steps the Recipient is taking or will take to overcome the delay,
(ii)	keep ARENA updated as to the status of any such notified delay; and
(iii)	as soon as practicable, of any significant concerns of local community groups of which the Recipient becomes aware;
(iv)	immediately, if it becomes aware:
A.	of any significant matter that may impact on the delivery of the project, including its Outputs or Outcomes;
B.	it has not undertaken the Project as required under this Agreement or has not spent the ARENA Funding in accordance with this Agreement;
C.	it has, or may have, committed a Material Breach; or
D.	an Insolvency Event has occurred or is likely to occur with respect to the Recipient;
(s)	(Modern Slavery Act):
(i)	comply with any applicable requirements under the Modern Slavery Act 2018 (Cth);
(ii)	take reasonable steps to identify, assess and address risks of Modern Slavery practices in the operations and supply chains used in the provision of the Project;
(iii)	if at any time the Recipient becomes aware of Modern Slavery practices in the operations and supply chains used in the provision of the Project, promptly notify ARENA and take all reasonable action to address or remove these practices, including, where relevant, by addressing any practices of other entities in its supply chains and, if requested by ARENA, provide a remediation plan, in a form and substance reasonably required by ARENA, to ARENA that describes how this will be achieved; and
(iv)	provide information to ARENA as reasonably requested to enable ARENA to comply with its reporting obligations under that Act; and
(t)	(Major Projects): to the extent required by the Jobs Act 2013 (Cth) or otherwise as required by ARENA, comply with the requirements set out in Schedule 3 (Major Projects).
22	Assets
22.1	(Ownership): Subject to the terms of any lease, the Recipient owns any items of tangible property which are purchased, leased, created or otherwise brought into existence by, for or on behalf of the Recipient either wholly or in part with use of the ARENA Funding, not including Agreement Material (Assets).
22.2	(Use and dealings): During the Term of this Agreement, the Recipient must:
(a)	use any Asset only for the purposes of the Project, or other purposes consistent with the Outcomes;
(b)	obtain and maintain good title to all Assets (other than Assets which the Recipient leases);
(c)	subject to clause 22.3, not encumber or dispose of any Asset without ARENA's prior approval;
(d)	hold all Assets securely and safeguard them against theft, loss, damage, or unauthorised use;
(e)	use all reasonable endeavours to maintain all Assets in good working order;
(f)	maintain all appropriate insurances in respect of any Assets;
(g)	if required by Law, maintain registration and licensing of all Assets;
(h)	be fully responsible for, and bear all risks relating to, the use or disposal of all Assets; and
(i)	if requested by ARENA, maintain an Assets register as specified by ARENA, and provide a copy of the register to ARENA on request.
22.3	(Sale or disposal):
(a)	The Recipient must obtain ARENA’s written consent prior to disposing of an Asset during the Term of this Agreement.
(b)	Notwithstanding clause 22.3(a). the Recipient may, at any time:
(i)	dispose of any Asset without ARENA’s prior approval where it relates to the disposal of obsolete or redundant vehicles, plant and equipment, a disposal of an Asset for the purposes of replacing that Asset, or where that

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disposal is necessary for the maintenance of other Assets; or

(ii)	grant a security interest, mortgage or otherwise encumber the Assets with ARENA’s prior written approval (which shall not be unreasonably withheld or delayed), for the purpose of arranging financing for the Project.
22.4	(Lost or damaged Assets): If any Asset is lost, damaged or destroyed, the Recipient must reinstate or replace the Asset, including by using the proceeds of insurance, without using any ARENA Funding and this clause 22 continues to apply to the reinstated or replaced Asset.
23	Independent Certifier
23.1	Subject to clause 23.3, if the Independent Certifier Deed is terminated, ARENA and the Recipient must promptly enter into a replacement independent certifier deed on substantially the same terms as the Independent Certifier Deed (or such other terms as agreed between the parties acting reasonably).
23.2	Where clause 23.1 applies, the Recipient must nominate the replacement independent certifier in writing to ARENA, and the replacement independent certifier must:
(a)	be experienced in the provision of the Services (as defined in the Independent Certifier Deed); and
(b)	satisfy ARENA’s probity requirements (which include, without limitation, confirmation that the nominated replacement independent certifier is sufficiently independent from and does not have any actual or perceived conflict of interest with the Recipient).
23.3	ARENA may only reject a replacement independent certifier nominated by the Recipient under clause 23.2 if the nominee does not meet the requirements in clause 23.2 and ARENA gives notice to the Recipient together with the reasons for its rejection within 5 Business Days of the Recipient’s nomination.
23.4	If ARENA rejects a replacement independent certifier nominated by the Recipient in accordance with clause 23.3, the Recipient must promptly nominate an alternative replacement independent certifier which meets the requirements under clause 23.2.
24	Evaluation
24.1	ARENA may, at any time until the End Date, undertake an evaluation of the Project, either directly or through a third-party adviser, and the Recipient must:
(a)	at its own cost, provide all reasonable assistance to ARENA, and any adviser, for such review or evaluation; and
(b)	subject to clause 26, provide any information reasonably required by ARENA on the implementation and progress of the Project in the format requested by ARENA.
24.2	The Recipient acknowledges that ARENA may undertake an evaluation of the Project after the End Date at ARENA’s own cost. The Recipient agrees to cooperate with ARENA with respect to any such evaluation.
25	Audit and access
25.1	During the Term of this Agreement, and for 5 years after the Term, ARENA or its nominee may:
(a)	conduct audits relevant to the performance of the Recipient’s obligations under this Agreement and in respect of the Project; and
(b)	upon giving the Recipient reasonable notice, access the Recipient's premises, require the provision of records and information, and inspect and copy any documentation or records reasonably necessary for that purpose.
25.2	In addition to the obligation of the Recipient to provide Audited Financial Statements with the Final Report as specified in Schedule 1 (The Project), at any time until the End Date, if requested by ARENA, the Recipient must promptly provide, at its own cost, Audited Financial Statements for the Project.
25.3	The Recipient must provide all reasonable assistance to ARENA and its nominee (if any) for any audit or access under this clause 25.
25.4	ARENA will, and will require that any nominee, use reasonable endeavours to minimise any disruption to the Activities caused by any audit or access and will comply with the Recipient's reasonable workplace policies.
25.5	The rights of ARENA under this clause 25:
(a)	apply equally to the Auditor-General or an Information Officer (or any nominee) for the purpose of performing the Auditor-General’s or Information Officer’s statutory functions or powers; and
(b)	are in addition to, and do not limit, any other function, power, right or entitlement of the Auditor-General or an Information Officer.
25.6	Where an audit under this clause 25 identifies, in ARENA’s reasonable opinion, that the Recipient is in Material Breach of this Agreement, then ARENA may recover from the Recipient the costs incurred in conducting that audit. The Recipient

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acknowledges and accepts that it is not permitted to use funds included in the Budget to meet any such costs.

26	Confidentiality
26.1	Without limiting clause 6 and subject to clause 26.2, ARENA must not, without the prior written consent of the Recipient, disclose any Recipient Confidential Information to another person.
26.2	Despite anything else in this Agreement, ARENA may disclose Recipient Confidential Information:
(a)	as specified or as contemplated in the Knowledge Sharing Plan;
(b)	to ARENA's Personnel or advisers, including its Knowledge Sharing Agent;
(c)	to Projektträger Jülich as part of Forschungszentrum Jülich GmbH and the Federal Republic of Germany’s Federal Ministry of Education and Research (Bundesministerium für Bildung und Forschung) but only to the extent that Recipient Confidential Information relates to management by ARENA of this Agreement and the Project (including, but not limited to, delays, variations and extensions of time);
(d)	where applicable, to other lenders or financial institutions involved in the Project;
(e)	to a Commonwealth agency, where this serves ARENA's or the Commonwealth's legitimate interests;
(f)	to a House or a Committee of the Parliament of the Commonwealth of Australia, the Auditor-General, the Information Officer or any of the Commonwealth or State or Territory Ombudsmen;
(g)	to ARENA’s responsible Minister or Portfolio Department;
(h)	to AEMO, AER and AEMC; or
(i)	where required by Law, including under a Senate Order.
26.3	The Recipient must not, without the prior written consent of ARENA, disclose any ARENA Confidential Information to another person, except:
(a)	where required by Law, in which case ARENA must be notified as soon as practicable before the ARENA Confidential Information is disclosed; and
(b)	to its Related Bodies Corporate, Personnel, professional advisers, subcontractors or Project Participants solely for the purposes of carrying out its obligations under this Agreement or meeting its legal obligations under Law, including with respect to taxation.
26.4	Without limiting any other provision of this Agreement, where the Recipient discloses ARENA Confidential Information to a third party pursuant to clause 26.3, the Recipient must:
(a)	give notice to the receiving party in writing that the information is Confidential Information; and
(b)	subject to its obligations under Law, only provide the Confidential Information if the receiving party agrees to keep the information confidential as if it were bound by the obligations of confidentiality imposed under this Agreement.
26.5	The Recipient acknowledges that Recipient Confidential Information provided to ARENA may be provided to a contractor for data handling and analysis services, or incorporated into databases or other IT systems, and aggregated into documents or other media for public release, provided that arrangements are in place to maintain confidentiality of Recipient Confidential Information and meet any conditions in the Knowledge Sharing Plan.
27	Force Majeure
27.1	A party (Affected Party) is excused from performing its obligations under this Agreement to the extent it is prevented by circumstances which:
(a)	are beyond its reasonable control including natural disasters, acts of war, riots and strikes outside the Affected Party's organisation (other than, in respect of the Recipient only, lack of funds or any internal strike, lockout or labour dispute); and
(b)	could not reasonably have been prevented or overcome by the Affected Party (or, where the Affected Party is the Recipient, the Recipient and its subcontractors) exercising a standard of care and diligence consistent with that of a prudent and competent person operating within the relevant industry.
27.2	When the circumstances described in clause 27.1 arise, the Affected Party must give notice of those circumstances to the other party as soon as possible, identifying the effect they will have on its performance and must make all reasonable efforts to minimise the effects of such circumstances on the performance of this Agreement.
27.3	ARENA is not obliged to pay to the Recipient any funding for so long as circumstances described in clause 27.1 prevent the Recipient

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27.4	from performing its obligations under this Agreement. For clarity, this does not affect the Recipient's entitlement to payment due to be paid under this Agreement prior to a notice being issued under clause 27.2.
27.5	If non-performance or diminished performance by the Recipient due to the circumstances under clause 27.1 continues for a period of more than 120 consecutive days, ARENA may terminate this Agreement by giving the Recipient written notice.
27.6	If this Agreement is terminated by ARENA under clause 27.4:
(a)	ARENA is liable only for:
(i)	payments due in accordance with this Agreement before the effective date of termination, but only to the extent that those monies have been spent or Legally Committed by the Recipient in accordance with this Agreement at the time the Recipient receives the notice of termination (written evidence of which must be provided by the Recipient to ARENA); and
(ii)	where the Recipient has undertaken work on the Project at the time the Recipient receives the notice of termination, payment of ARENA Funding in accordance with this Agreement to the extent that those monies have been spent or Legally Committed by the Recipient in accordance with this Agreement on the Project at the time the Recipient receives the notice of termination (written evidence of which must be provided by the Recipient to ARENA); and
(b)	each party will otherwise bear its own costs and neither party will incur further liability to the other.
28	Suspension of Funding
28.1	Without limiting its other rights, ARENA may at its discretion, suspend payment of the ARENA Funding in whole or in part if:
(a)	there is a Material Breach that has continued for a period of 10 Business Days, and is continuing; or
(b)	the Recipient has received, or requested to receive, grant funding from the Commonwealth or a State, Territory or local government other than the ARENA Funding or Contributions specified in Part 2 - Key Project Details.
28.2	Where ARENA suspends payment in accordance with clause 28.1, ARENA must notify the Recipient as soon as reasonably practicable.
28.3	The Recipient must not spend any ARENA Funding after it receives notice from ARENA under clause 28.2 unless and until ARENA notifies the Recipient otherwise.
28.4	ARENA's right to suspend payment under clause 28.1 will cease upon ARENA determining, acting reasonably, that the cause of the suspension has been remedied.
28.5	Regardless of whether ARENA exercises its right to suspend payment under this clause 28, the Recipient will not be entitled to payment of ARENA Funding unless the conditions to payment in clause 15 have been satisfied.
28.6	Despite any suspension to payment in accordance with clause 28.1, the Recipient must:
(a)	continue to comply with its obligations under this Agreement; and
(b)	continue carrying out the Project, unless otherwise agreed by ARENA acting reasonably.
29	Reduction
29.1	Subject to clause 29.2, without limiting its other rights, ARENA may, at its discretion, reduce the amount of any Milestone Payment or the overall ARENA Funding payable under this Agreement, on the date for payment of a Milestone:
(a)	by the amount that has not been used, spent or Legally Committed if the Recipient has not spent or Legally Committed the ARENA Funding which has been paid to the Recipient in accordance with the Agreement; or
(b)	by an amount that represents the same proportion of the ARENA Funding as the Recipient Contributions and Other Contributions which have not been used are of the total Recipient Contributions and Other Contributions due to be used or spent if the Recipient Contributions or Other Contributions due to be used or spent by the Recipient in accordance with this Agreement have not been used, spent or Legally Committed.
29.2	If the Recipient receives any additional contribution to the Project in the form of grant funding from the Commonwealth (including any type of Commonwealth Entity) or a State, Territory or local government other than the ARENA Funding or Contributions specified in Part 2 - Key Project Details, ARENA may, at its discretion, reduce the amount of ARENA Funding payable under this Agreement by an amount equal to the additional grant funding received by the Recipient.

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29.3	Without limiting clause 3.5, if the Financial Model delivered to ARENA as a Condition Precedent contains increased commercial projections for the Project compared with the Draft Financial Model, ARENA may, at its discretion, reduce the amount of ARENA Funding payable under this Agreement by an amount equal to the increase in commercial projections provided by the Recipient in the Financial Model.
30	Change in Commonwealth government policy
30.1	Without limiting any other rights or remedies ARENA may have arising out of or in connection with this Agreement, if there has been a change in Commonwealth government policy with respect to ARENA that affects ARENA’s performance of its obligations under this Agreement, ARENA may provide the Recipient with not less than 30 days’ notice of its intention to:
(a)	reduce the scope of the Project; or
(b)	terminate this Agreement (Notice of Intended Termination).
30.2	Upon receipt of a Notice of Intended Termination:
(a)	the Recipient must take steps to minimise loss resulting from that termination and to protect the ARENA Material; and
(b)	if the total amount of payments made by ARENA under clause 15 to the Recipient is less than the ARENA Funding:
(i)	the Recipient will open a locked-box bank account (Bank Account);
(ii)	ARENA and the Recipient will nominate and enter into an engagement agreement (terms of which are to be agreed at the relevant time) with an independent third party (Independent Third Party) to administer the Bank Account; and
(iii)	ARENA will deposit the undrawn balance of the ARENA Funding into the Bank Account,

within 60 days after receipt of the Notice of Intended Termination.

30.3	Upon the Independent Third Party being engaged on the terms set out in clause 30.2(b), ARENA may terminate this Agreement by giving a Notice of Termination to the Recipient specifying the date for termination and, subject to clause 39.1, this Agreement will terminate with effect from that date. If the scope of the Project is reduced under clause 30.1:
(a)	ARENA's liability to pay the Funding under this Agreement abates in accordance with the reduction in the Project; and
(b)	the Recipient must continue to undertake any part of the Project not affected by the notice (unless the Recipient, acting reasonably, notifies ARENA that it is not commercially viable to do so).
30.4	Termination of this Agreement under this clause 30 does not affect any accrued rights or remedies of a party.
31	Termination or reduction in scope with cause
31.1	Without limiting any other rights or remedies ARENA may have arising out of or in connection with this Agreement, ARENA may, by notice, immediately terminate this Agreement or reduce the scope of the Project if:
(a)	the Recipient commits a Material Breach (other than an Insolvency Event) and the Material Breach has not been remedied within 20 Business Days (or such other time as agreed by ARENA) of the earlier of:
(i)	the date on which the Recipient receives notice of the Material Breach from ARENA; and
(ii)	the date on which the Recipient becomes aware of the Material Breach;
(b)	if applicable, the Recipient fails to satisfy the Conditions Precedent by the CP Satisfaction Date;
(c)	the Recipient fails to achieve one or more of the Milestones by the time required in item Schedule 11.9 of Schedule 1 (The Project) (subject to the Recipient's right to request an extension under clause 20);
(d)	there is a Change in Control of the Recipient without ARENA’s prior written consent (such consent not to be withheld unreasonably) and ARENA considers that:
(i)	the identity of the person who directly or indirectly controls the Recipient could bring ARENA's or the Commonwealth’s reputation into disrepute; or
(ii)	if the person who has or will acquire Control:
(A)	does not have either sufficient financial capability or infrastructure or energy asset ownership experience;
(B)	does not meet any binding legal compliance requirements of ARENA, including requirements of the Applicable Guidelines and/or all necessary checks to comply with applicable Anti-Money Laundering and Counter-Terrorism Financing Laws;

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(C)	would be prohibited by ARENA’s internal policies; or
(D)	would be unable to perform the obligations set out in clause 2.1.
(e)	the Recipient fails to take all reasonable action to address or remove Modern Slavery practices notified to ARENA in accordance with clause 21.1(s)(iii) and no further action has been taken within 20 Business Days (or such other time as agreed by ARENA) of the date on which the Recipient receives notice from ARENA requesting such further action be taken.
31.2	Without limiting any of ARENA's other rights or remedies, on termination of this Agreement under this clause 31:
(a)	ARENA is not obliged to pay to the Recipient any outstanding amount of funding under this Agreement; and
(b)	ARENA is entitled to exercise any right to recover from the Recipient, including repayment rights under clause 34.
31.3	If the scope of the Project is reduced under clause 31.1:
(a)	ARENA's liability to pay the funding under this Agreement abates in accordance with the reduction in the Project; and
(b)	the Recipient must continue to undertake any part of the Project not affected by the notice (unless the Recipient, acting reasonably, notifies ARENA that it is not commercially viable to do so).
32	Termination for an Insolvency Event
32.1	Subject to clause 32.2, and without limiting any other rights or remedies ARENA may have arising out of or in connection with this Agreement, ARENA may, to the extent permitted by Law, terminate this Agreement by notice if an Insolvency Event occurs with respect to the Recipient.
32.2	Where an Insolvency Event occurs with respect to the Recipient, ARENA may, at its discretion, request the Recipient to nominate in writing to ARENA (within 10 Business Days of ARENA’s request) a suitably qualified and experienced party to perform the remaining obligations of the Recipient under this Agreement.
32.3	Where the Recipient provides a nomination in accordance with clause 32.2, ARENA must, within 10 Business Days, approve or reject the party nominated by the Recipient under clause 32.2.
32.4	Where ARENA approves the party nominated by the Recipient under clause 32.3, the parties will work cooperatively to facilitate the transfer of this Agreement and the Project to the nominated party.
32.5	Where the Recipient does not provide a nomination to ARENA, or ARENA rejects the party nominated by the Recipient, ARENA may, to the extent permitted by Law, terminate this Agreement by notice.
33	Stage 2 – Stage Gate Review
33.1	Within 20 Business Days of ARENA receiving the Stage Gate Review Documents, ARENA will undertake a review (Stage Gate Review) and shall:
(a)	provide the Recipient with Notice that the Project will progress to Stage 2;
(b)	provide the Recipient with a Stage Gate Notice under clause 33.3; or
(c)	seek further supporting evidence or information from the Recipient so that ARENA may make a determination under clauses 33.1(a) or 33.1(b).
33.2	If ARENA determines it requires further evidence or information under clause (c), it will serve notice on the Recipient following which the Recipient must provide the additional evidence or information (in form and substance satisfactory to ARENA) within 20 Business Days. ARENA will thereafter make a determination under clause (a) or (b) (as applicable) within a further 20 Business Days.
33.3	If ARENA (acting reasonably) is of the opinion, having regard to the Stage Gate Review Documents, that the following will not be achieved or completed (as the case may be):
(a)	the Outcomes;
(b)	the Knowledge Sharing Deliverables; or
(c)	any future Milestone(s),

ARENA shall:

(d)	notify the Recipient that one or more of the circumstances set out in clauses 33.3(a), (b) or (c) has arisen;
(e)	provide the Recipient with details of how the Recipient may remedy or otherwise overcome the circumstances; and
(f)	give the Recipient not less than 30 Business Days to remedy or overcome those circumstances,

(together the Stage Gate Notice).

33.4	If the Recipient remedies or overcomes to the reasonable satisfaction of ARENA the circumstances set out in the Stage Gate Notice within the specified timeframe, ARENA will

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subsequently provide the Recipient with a Notice that the Project activity may progress to Stage 2.

33.5	Without limiting any other rights or remedies ARENA may have arising out of or in connection with this Agreement, including ARENA’s right to request a variation in accordance with clause 19, if in ARENA's opinion (acting reasonably), the Recipient has failed to remedy or overcome the relevant circumstances in the Stage Gate Notice within the specified timeframe, ARENA may issue the Recipient with a further Notice (Stage Gate Termination Notice) terminating this Agreement with immediate effect.
33.6	Following service of a Stage Gate Termination Notice:
(a)	ARENA is required to pay the Recipient:
(i)	any undisputed amounts which have been approved by ARENA in accordance with clause 15; and
(ii)	any reasonable amounts incurred or legally committed by the Recipient before the effective date of the Gateway Termination Notice, which:
(A)	relate to Stage 1;
(B)	are substantiated by way of written supporting evidence; and
(C)	are approved by ARENA in writing (acting reasonably).
33.7	ARENA is not otherwise liable to pay to the Recipient any outstanding Funds or compensation and is entitled to recover amounts from the Recipient in accordance with clause 34 (if any).
34	Repayment of ARENA Funding
34.1	Notwithstanding anything else in this Agreement, ARENA may recover some or all of the ARENA Funding from the Recipient (as a debt due and payable on demand in accordance with clause 34.3) in the circumstances and to the extent specified below:
(a)	(misspent funds): the amount of any ARENA Funding which, in ARENA's opinion, acting reasonably, and at any time, has been spent or used other than in accordance with this Agreement;
(b)	(unspent funds):
(i)	at the Final Milestone Date, the full amount of any ARENA Funding which has not been spent or Legally Committed by the Recipient; or
(ii)	any amount of ARENA Funding which has been paid to the Recipient and not been spent or Legally Committed by the Recipient as at a due date for payment of further ARENA Funding in accordance with this Agreement;
(c)	(Abandoned Project): an amount equal to all ARENA Funding paid to the Recipient if the Recipient has Abandoned the Project (whether or not ARENA has terminated this Agreement in accordance with clause 31.1(a)) and does not resume performance within 10 Business Days after receiving notice requiring it to do so or, otherwise within that timeframe, demonstrate to ARENA’s satisfaction (acting reasonably) that there are reasonable technical grounds for having Abandoned the Project;
(d)	(Recipient Contributions and Other Contributions not used): if, as at the Final Milestone Date, Recipient Contributions or Other Contributions have not been used for the Project, an amount that represents the same proportion of the ARENA Funding as the Recipient Contributions and Other Contributions which have not been used are of the total Recipient Contributions and Other Contributions;
(e)	(Material Breach): subject to clause 34.2, an amount equal to all ARENA Funding paid to the Recipient if the Recipient commits a Material Breach (other than an Insolvency Event) and ARENA terminates this Agreement under clause 31;
(f)	(Change in Control): an amount equal to all ARENA Funding paid to the Recipient if there is a Change in Control of the Recipient without ARENA’s prior written consent (such consent to be provided acting reasonably) and ARENA terminates under clause 32.1(d); or
(g)	(Insolvency Event): an amount equal to all ARENA Funding paid to the Recipient if an Insolvency Event occurs in respect of the Recipient and ARENA has terminated this Agreement in accordance with clause 32.
34.2	ARENA may only exercise its rights under clause 34.1(e) where the Recipient:
(a)	commits any breach of clauses 20.1(a) (transaction permitted), 20.1(c) (no misleading information), 20.1(e) (employee entitlements), 20.1(g) (legal capacity), 20.1(h) (financial capacity), 20.1(i) (insolvency) or 20.1(k) (qualifications);
(b)	commits a breach of a material nature of clause 17 (Use of ARENA Funding), clause 21.1(c) (Modern Slavery) clause 18 (Contributions), clauses 20.1(f) (Intellectual Property), 20.1(j) (Applicable Guidelines) or

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20.1(l) (trustee), clauses 21.1(a) (Laws), 21.1(d) (WHS Law), 21.1(f) (Privacy), 21.1(g) (FOI), 13 (Intellectual Property) or 13.5 (Moral Rights), clause 22.3(a) (Disposal of Assets) or clause 26 (Confidentiality); or

(c)	commits a breach of a material nature of clause 2 (Undertaking the Project), clause 6.1 (Knowledge Sharing), clause 10 (Reports and Plans), clauses 20.1(d) (conflicts of interest), clause 21.1(k) (Conflicts), or clause 9.1 (Reporting), and ARENA determines, acting reasonably, that such breach materially impacts the ability of the Recipient to achieve the Outcomes.
34.3	Where ARENA gives the Recipient a repayment notice requiring the Recipient to repay to ARENA an amount which ARENA is entitled to recover under clause 34.1, the Recipient must, within 20 Business Days of the date of the repayment notice, repay the amount (including interest calculated as set out in clause 34.5, if applicable) specified in the repayment notice.
34.4	ARENA can elect to require repayment of a lesser amount of ARENA Funding than otherwise required under clause 34.1. ARENA is not required to exercise this discretion for the Recipient’s benefit.
34.5	With the exception of clause 34.1(f), the Recipient must pay interest to ARENA in connection with any amount notified as owing to ARENA under clause 34.1, with the rate of interest to be calculated:
(a)	on the amount to be repaid to ARENA as set out in ARENA's repayment notice;
(b)	at the Interest Rate;
(c)	on a semi-annually compounding basis upon the principal amount specified in the notice as repayable to ARENA; and
(d)	from and including the date the amount is payable under clause 34.3 up to but excluding the day on which the Recipient repays the total amount specified in the notice as owing to ARENA, without any set off, counter-claim, condition, abatement, deduction or withholding.
34.6	The Recipient acknowledges that the amounts to be paid to ARENA under this clause 34 are a genuine pre-estimate of the losses incurred by ARENA for the defaults described in this clause 34.
34.7	ARENA and the Recipient agree that the amount of any repayments payable to ARENA by the Recipient under this clause 34, will not exceed the amount of ARENA Funding paid to the Recipient.
34.8	This clause 34 does not limit any other right or remedy of ARENA.
35	Dispute resolution
35.1	A party must comply with this clause 35 in relation to any dispute, controversy or claim arising out of, relating to or in connection with this Agreement, including any question regarding its existence, validity or termination (Dispute), before starting court proceedings, except proceedings for urgent interlocutory relief. After a party has sought or obtained any urgent interlocutory relief, that party must follow this clause 35.
35.2	Any party claiming a Dispute has arisen must give the other parties to the Dispute a notice setting out details of the Dispute (Notice of Dispute).
35.3	Within 10 Business Days after a Notice of Dispute is received (or longer period if the parties to the Dispute agree in writing), each party to the Dispute must use all reasonable endeavours through a meeting of Senior Management (or their nominees) to resolve the Dispute.
35.4	If the Dispute is not resolved within 10 Business Days under clause 35.3, the Dispute will be referred to a mediator upon either party’s request. If the parties cannot agree on a mediator within 7 days after the request, the chair of Resolution Institute or the chair's nominee will appoint a mediator.
35.5	Unless agreed by the mediator and parties, the mediation must be held within 21 days after the request for mediation in clause 35.4. The parties must attend the mediation and act in good faith to genuinely attempt to resolve the Dispute.
35.6	Any information or documents disclosed by a party under this clause 35 must be kept confidential and may only be used to attempt to resolve the Dispute.
35.7	Each party must pay its own costs of complying with this clause 35. The parties must equally pay the costs of any mediator.
35.8	A party may terminate the dispute resolution process by giving notice to the other party after it has complied with clauses 35.1 through 35.5. Clauses 35.6 and 35.7 survive termination of the dispute resolution process.
35.9	If a party breaches any clauses from clause 35.1 through 35.8, the other party does not have to comply with those clauses in relation to the Dispute.

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36	Liability and Indemnity
36.1	The Recipient will at all times indemnify ARENA and its Personnel (referred to in this clause 0 as those indemnified) from and against any loss, damage, cost, expense or liability (including legal costs on a solicitor and own client basis) arising out of or as a consequence of:
(a)	the carrying out of works or services by the Recipient (including its subcontractors), or the supply of goods, in connection with the Project;
(b)	the Licensed Materials (including the use of the Licensed Materials by ARENA or its Personnel) infringing or allegedly infringing the Intellectual Property Rights or Moral Rights of any person;
(c)	any breach of this Agreement by the Recipient; or
(d)	any negligent or wrongful or unlawful act or omission on the part of the Recipient, its Personnel or subcontractors.
36.2	The Recipient’s liability to indemnify those indemnified will be reduced proportionally to the extent that any breach of this Agreement by those indemnified, or any negligent act or omission of those indemnified, contributed to the loss.
36.3	Neither party will be liable to the other party for Consequential Loss arising under or in connection with this Agreement.
37	GST
37.1	In this clause 37:
(a)	unless otherwise stated, words and expressions which are not defined in this Agreement, but which have a defined meaning in the GST Law have the same meaning as in the GST Law; and
(b)	a reference to a party or an entity includes the representative member of any GST group of which the relevant party or entity is a member.
37.2	Unless otherwise expressly stated, all prices or other sums payable, or consideration to be provided to a party under this Agreement, are exclusive of GST.
37.3	Subject to this clause 37, if a party (Supplier) makes a taxable supply to another party (GST Recipient) under or in connection with this Agreement in respect of which GST is payable, the GST Recipient must pay the Supplier an additional amount equal to the GST payable on the supply (unless the consideration for the taxable supply was specified to include GST). The additional amount is payable at the same time that any part of the consideration for the supply is first paid or provided. The Supplier must provide a tax invoice to the GST Recipient in accordance with the GST Law.
37.4	If an adjustment event arises in respect of a taxable supply made by a Supplier under this Agreement, the amount payable by the GST Recipient will be recalculated to reflect the adjustment event and a payment will be made by the GST Recipient to the Supplier or by the Supplier to the GST Recipient as the case requires. The Supplier must provide an adjustment note to the GST Recipient in accordance with the GST Law.
37.5	If the GST payable in relation to a supply is less than the amount the GST Recipient has paid the Supplier under clause 37.3, the Supplier is only obligated to pay a refund of GST to the GST Recipient to the extent the Supplier receives a refund of that GST from the Commissioner.
37.6	If a payment to a party under this Agreement is a reimbursement or indemnification, calculated by reference to a loss, cost or expense incurred by that party, then the payment will be reduced by the amount of any input tax credit to which that party is entitled on the acquisition of the supply to which that loss, cost or expense relates.
37.7	This clause 37 will survive the termination of this Agreement by any party.
38	Notices and other communications
38.1	Any notice, approval, consent or other communication must be:
(a)	in writing, in English and signed by a person duly authorised by the sender; and
(b)	hand delivered or sent by email to the recipient’s address specified in item 20 of the Project Details (or as updated by written notice from time to time), or in the case of notices or other communications to ARENA, by the GMS.
38.2	Any notice, approval, consent or other communication takes effect when it is taken to be received and is taken to be received:
(a)	if hand delivered, on delivery;
(b)	if sent by email, on the day and at the time it is sent (as recorded on the sender’s equipment), unless the sender receives an automated message that the email has not been delivered; or
(c)	if sent by the GMS, on the day and at the time it is recorded on the GMS as being received,

but, if the delivery or transmission is not on a Business Day or is after 5:00pm on a Business

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Day, the notice is taken to be received at 9:00am on the next Business Day.

38.3	Any notice, approval, consent or other communication sent by email is taken to be signed by the named sender unless the context otherwise requires.
39	Miscellaneous
39.1	Clauses 6 (Knowledge Sharing); 7 (Acknowledgement, Disclaimer and Publicity); 13 (Intellectual Property); 14.1 and 14.2 (ARENA Funding); 21.1(d) (WHS Law); 21.1(g) (FOI); 21.1(i) (Insurance); 21.1(j) (Books and Records); 21.1(l) (Visitations); 24.2 (Evaluation); 25 (Audits and Access); 26 (Confidentiality); 31.3(b) (Termination); 34 (Repayment of ARENA Funding); 35 (Dispute Resolution); 0 (Liability and Indemnity); 37 (GST); 39.16 (Governing Law); and 41 (Interpretation) survive the expiry or termination of this Agreement, together with any provision of this Agreement which expressly or by implication from its nature is intended to survive the expiry or termination of this Agreement.
39.2	The Recipient must not, without the prior written consent of ARENA, use the ARENA Funding, this Agreement or any assets created or acquired in the course of the Project as any form of security for the purpose of obtaining or complying with any form of loan, credit, payment or other interest, or for the preparation of, or in the course of any litigation.
39.3	Except where this Agreement expressly states otherwise, a party may in its absolute discretion, give conditionally or unconditionally, or withhold, any acceptance, agreement, approval or consent under this Agreement.
39.4	The Recipient may only assign its rights or novate its rights and obligations under this Agreement with the prior written consent of ARENA.
39.5	ARENA may assign its rights or novate any or all of its rights and obligations under this Agreement if it is to an Authority or an entity where the ultimate legal or beneficial interest is held by an Authority.
39.6	Where the Recipient subcontracts any aspect of the Project, it is fully responsible for:
(a)	undertaking the Project and for the performance of all of its obligations under this Agreement; and
(b)	its subcontractors’ acts and omissions.
39.7	Each party must pay its own costs of negotiating, preparing, executing and varying this Agreement.
39.8	The Recipient must pay any taxes and duties payable in respect of this Agreement and the Project.
39.9	This Agreement may be executed in counterparts. All executed counterparts constitute one document.
39.10	This Agreement may be executed by electronic signature, which will be considered as an original signature for all purposes and will have the same force and effect as an original signature.
39.11	This Agreement constitutes the entire agreement between the parties in connection with its subject matter and supersedes all previous agreements or understandings between the parties in connection with its subject matter.
39.12	Each party must do, at its own cost, everything reasonably necessary (including executing documents) to give full effect to this Agreement and any transaction contemplated by it.
39.13	A term, or part of a term, of this Agreement that is illegal or unenforceable may be severed from this Agreement and the remaining terms, or parts of the terms, of this Agreement continue in force.
39.14	Waiver of any provision of or right under this Agreement must be in writing and signed by the party entitled to the benefit of that provision or right and is effective only to the extent set out in any written waiver.
39.15	This Agreement does not create a relationship of employment, agency or partnership between the parties. The parties must not represent themselves, and must ensure that their officers, employees, agents and subcontractors do not represent themselves, as being an officer, employee, partner or agent of the other party, or as otherwise able to bind or represent the other party.
39.16	This Agreement is governed by the law of the Australian Capital Territory and each party irrevocably and unconditionally submits to the exclusive jurisdiction of the courts of the Australian Capital Territory.
40	Definitions
40.1	Except where the contrary intention is expressed, capitalised:
(a)	Abandoned means no substantive work or activities have been carried out on the Project for 60 consecutive days, except where the Recipient has been relieved of the obligation to do so under this Agreement;
(b)	Accounting Standards means the standards of that name maintained by the Australian Accounting Standards Board

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(c)	(referred to in section 227 of the Australian Securities and Investments Commission Act 2001 (Cth)) or other accounting standards which are generally accepted and consistently applied in Australia;
(d)	AEMC means the Australian Energy Market Commission (ABN 49 236 270 144);
(e)	AEMO means the Australian Energy Market Operator Limited (ABN 94 072 010 327);
(f)	AER means the Australian Energy Regulator;
(g)	Agreement means this agreement between ARENA and the Recipient (including the Schedules and any attachments), as varied from time to time in accordance with its terms;
(h)	Agreement Material means any Material created by, for, or on behalf of the Recipient on or following the date of this Agreement, that is provided, or is required to be provided, by the Recipient to ARENA for the purpose of performing its obligations under this Agreement, including modifications required under clause 21.1.
(i)	Applicable Guidelines means the Guidelines listed at item 4 of the Project Details issued by ARENA pursuant to section 24 of the ARENA Act;
(j)	Application means the expression of interest and application submitted by, for, or on behalf of the Recipient for funding under the Advancing Renewables Program in relation to the Project;
(k)	Approved Auditor means a person who is:
(i)	registered as a company auditor under the Corporations Act 2001 (Cth) or an appropriately qualified member of the Chartered Accountants Australia and New Zealand, CPA Australia or the Institute of Public Accountants;
(ii)	not a principal, member, shareholder, officer, agent, subcontractor or employee of the Recipient, a Project Participant or a Related Body Corporate of the Recipient or a Project Participant; and
(iii)	not the Recipient’s accountant;
(l)	ARENA means the Australian Renewable Energy Agency (ABN 35 931 927 899) of 2 Phillip Law St, Canberra ACT 2601;
(m)	ARENA Act means the Australian Renewable Energy Agency Act 2011 (Cth);
(n)	ARENA Confidential Information means Confidential Information of ARENA, which includes this Agreement and the letter of offer from ARENA to the Recipient dated 14 December 2022;
(o)	ARENA Funding means the amount specified in item Part 2, item 8 (Key Project Details) and any interest earned by the Recipient on that amount as reduced in accordance with this Agreement;
(p)	Audited Financial Statements means financial statements in respect of the ARENA Funding prepared by an Approved Auditor in accordance with item 3.1 of Schedule 1 (The Project);
(q)	Australian Sanctions Laws means the Charter of the United Nations Act 1945 (Cth) and the Autonomous Sanctions Act 2011 (Cth) including the Autonomous Sanctions Regulations 2011 (Cth) (as amended from time to time);
(r)	Authorisation means any authorisation, approval, licence, permit, consent, determination, certificate, notice, requirement or permission from any Authority which must be obtained or satisfied (as the case may be) to undertake the Project;
(s)	Authority means any Commonwealth, State, Territory, local or foreign government or semi-governmental authority, court, administrative or other judicial body or tribunal, department, commission, public authority, agency, minister, statutory corporation or instrumentality or any other person having jurisdiction in connection with work required for the Project;
(t)	Board Approval means the ARENA Board Approval in connection with the Project dated 1 December 2022;
(u)	Best Practice Charter for Renewable Energy Projects means the voluntary set of commitments for Clean Energy Council members designed to clearly communicate the standards that the signatories will uphold in the development of current and new clean energy projects, a copy of which is available at https://www.cleanenergycouncil.org.au/advocacy-initiatives/community-engagement/best-practice-charter;
(v)	Budget means the total budget (if any) for the Project set out in item 2.4 of Schedule 1 (The Project), including as varied under the terms of this Agreement or updated in

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accordance with item 3.1 of Schedule 1 (The Project);

(w)	Building Work has the meaning given to it in section 6 of the Building and Construction Industry (Improving Productivity) Act 2016 (Cth);
(x)	Business Day means a day that is not a Saturday, Sunday or public holiday in the place:
(i)	for the purposes of giving or receiving notices, where a party receiving the notice is located; or
(ii)	for any other purpose under this Agreement, where the party required to perform an obligation is located;
(y)	Change in Control means, in relation to an entity, a change in the direct or indirect power or capacity of a person to:
(i)	determine the outcome of decisions about the financial and operating policies of the entity; or
(ii)	control the membership of the board of directors of the entity,

whether or not the power has statutory, legal or equitable force or is based on statutory, legal or equitable rights and whether or not it arises by means of trusts, agreements, arrangements, understandings, practices, the ownership of any interest in shares or stock of the entity or otherwise, but not including a change in control resulting from ordinary course trading on a stock exchange in the shares of the entity.

For the avoidance of doubt, a Change in Control will not include:

(i)	the acquisition of up to 50% of the shares in the Recipient by Mabanaft or its associate; or
(ii)	the incorporation of a special purpose vehicle to hold 100% of the shares in the Recipient for tax purposes;
(z)	Claim means a distress, attachment or other execution levied or enforced upon or against the assets of a person, and in the case of legal proceedings or other order or process requiring payment (other than a statutory demand or a bankruptcy notice) which is not withdrawn or dismissed within 10 Business Days;
(aa)	Commencement Date means the date on which this Agreement is signed by ARENA;
(bb)	Commonwealth means the Commonwealth of Australia;
(cc)	Community Consultation Plan, where required, means the plan to be provided by the Recipient in accordance with item Schedule 13.2 of Schedule 1 (The Project);
(dd)	Commonwealth Entity has the meaning given to it in section 10 of the Public Governance, Performance and Accountability Act 2013 (Cth);
(ee)	Conditions Precedent means the conditions outlined at item Schedule 11.8 of Schedule 1 (The Project);
(ff)	Confidential Information means information that is by its nature confidential and which a party knows or ought to know is confidential, but not including information that is or becomes public knowledge otherwise than by breach of this Agreement or any other confidentiality obligation;
(gg)	Consequential Loss means loss of profits, anticipated loss of profit or revenue, loss of production, loss of business opportunity, loss of or damage to goodwill or reputation, loss of use or any other similar loss, but excludes:
(i)	loss recoverable under a policy of insurance to the extent of the amount recovered or that should have been recovered but for a breach of the policy or failure to insure in accordance with this Agreement;
(ii)	loss arising from death or personal injury;
(iii)	loss arising from criminal acts, fraudulent conduct or wilful misconduct committed by the Recipient or its Personnel;
(iv)	loss arising from an infringement of any Intellectual Property Right or Moral Rights by the Recipient or its Personnel;
(v)	loss arising from breach of clauses 21.1(d) or 26 by the Recipient or its Personnel;
(vi)	loss arising from liability which by Law the parties cannot contract out of; and
(vii)	any amounts expressly payable by the Recipient to ARENA under this Agreement;
(hh)	Contributions means both the Recipient Contributions and the Other Contributions;
(ii)	Controller has the meaning given to it in section 9 of the Corporations Act 2001 (Cth);

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(jj)	Corresponding WHS Law has the same meaning as in section 4 of the Work Health and Safety Act 2011 (Cth);
(kk)	CP Satisfaction Date means the date by which the Conditions Precedent must be satisfied by the Recipient, as specified in item Schedule 11.8 of Schedule 1 (The Project) for that Conditions Precedent;
(ll)	Data means all material acquired by the Recipient in connection with the Project, including ARENA Confidential Information;
(mm)	Data Security Breach means any unauthorised access, modification, use, disclosure, destruction or loss of data related to the Project, and includes an actual or attempted circumvention of any of its security measures;
(nn)	Dispute has the meaning given in clause 35.1;
(oo)	Draft Financial Model means the financial model provided by the Recipient by email to ARENA on or about 1 December 2022;
(pp)	Eligible Expenditure has the meaning set out in the Applicable Guidelines and means expenditure (inclusive of GST but less related input tax credits the Recipient is entitled to claim) incurred by the Recipient on the Project:
(i)	after the date of this Agreement that qualifies as eligible expenditure under the Applicable Guidelines; and/or
(ii)	that ARENA otherwise approves as eligible expenditure for the purposes of this Agreement;
(qq)	End Date means:
(i)	12 months following the Final Milestone Date; or
(ii)	the date on which ARENA accepts the final Knowledge Sharing Deliverable submitted by the Recipient,

whichever is later;

(rr)	EPC Contract means a contract with an EPC Contractor to undertake the necessary works in connection with the Project;
(ss)	EPC Contractor means the 'Contractor' or as otherwise defined in an EPC Contract delivered to ARENA in accordance with item Schedule 11.8(b)(iv) of Schedule 1.
(tt)	Equity Partners means Vast and Mabanaft.
(uu)	External Controller means an administrator, Controller, trustee, provisional liquidator, liquidator or any other person holding or appointed to an analogous office or acting or purporting to act in an analogous capacity;
(vv)	FEED means Final Front End Engineering Design.
(ww)	Final Milestone Date means the date by which the final Milestone is to be completed, as set out in item Schedule 11.9 of Schedule 1 (The Project);
(xx)	Financial Model means the financial model provided as a Condition Precedent described in item Schedule 11.8(a) of Schedule 1 (The Project);
(yy)	Final Report has the meaning given in item 1.9 of Schedule 1 (The Project);
(zz)	Funding Mechanics Structure Paper means the structure paper provided as a Condition Precedent described in item Schedule 11.8(a) of Schedule 1 (The Project);
(aaa)	General Conditions means clauses 1 to 41 of this Agreement;
(bbb)	GMS means ARENA’s grant management system;
(ccc)	GST Law has the same meaning as in the A New Tax System (Goods and Services Tax) Act 1999 (Cth);
(ddd)	Independent Certifier means the independent certifier appointed under the Independent Certifier Deed;
(eee)	Independent Certifier Deed means the deed to be entered into between ARENA, the Recipient and the independent certifier and, where applicable, in accordance with the requirements of clause 23;
(fff)	Information Officer means the Information Commissioner, the Freedom of Information Commissioner and the Privacy Commissioner appointed in accordance with section 14 of the Australian Information Commissioner Act 2010 (Cth), or a delegate of that person;
(ggg)	Insolvency Event means the occurrence of any of the following events:
(i)	in relation to a corporation, its Liquidation, the appointment of an External Controller to the corporation or any of its property, it ceasing or threatening to cease carrying on its business; it being deemed to be, or stating that it is, unable to pay its debts as and when they fall due; or it entering into a Scheme;

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(ii)	in relation to an individual, that person becoming an insolvent under administration as defined in section 9 of the Corporations Act 2001 (Cth); or
(iii)	in relation to any person, the person is served with a Claim or anything analogous to or having a similar effect to anything described above in this definition under the law of the relevant jurisdiction;
(hhh)	Intellectual Property Rights means all intellectual property rights, including:
(i)	copyright, patents, trademarks (including goodwill in those marks), designs, trade secrets, know how, rights in circuit layouts, domain names and any right to have confidential information kept confidential;
(ii)	any application or right to apply for registration of any of the rights referred to in paragraph 40.1(ggg)(i); and
(iii)	all rights of a similar nature to any of the rights in paragraphs 40.1(ggg)(i) and 40.1(ggg)(ii) which may subsist in Australia or elsewhere,

whether or not such rights are registered or capable of being registered;

(iii)	Interest Rate means the ten-year Treasury Bond Rate as published in the Australian Financial Review on the date of this Agreement;
(jjj)	Knowledge Sharing Agent means the third party engaged by ARENA to perform knowledge sharing activities including (but not limited to):
(i)	collecting, storing, analysing, presenting and reporting on the data generated from the Project;
(ii)	providing detailed disaggregated information to ARENA; and
(iii)	providing identified aggregated analysis suitable for public release.
(kkk)	Knowledge Sharing Deliverables means the activities and deliverables to be provided by the Recipient in accordance with item Schedule 14 of Schedule 1 (The Project);
(lll)	Knowledge Sharing Plan means the knowledge sharing plan in item Schedule 14 of Schedule 1 (The Project) (including the Knowledge Sharing Deliverables), as varied by agreement in writing between the parties from time to time;
(mmm)	Law means any applicable statute, regulation, by-law, ordinance, subordinate legislation or rule in force from time to time in Australia, whether made by a State, Territory, the Commonwealth, regulatory body, recognised stock exchange, or a local government, and includes the common law and rules of equity as applicable from time to time;
(nnn)	Legally Committed means, at any time, a present or accrued obligation on the Recipient under contract or at Law to pay money to a third party. It does not include any future obligation to make payment to a third party which is subject to any outstanding condition to payment or other contingency that has not been satisfied at that time or which the Recipient has a right to cancel, suspend or terminate under the contract or under Law;
(ooo)	Licensed Materials means:
(i)	Agreement Material;
(ii)	Pre-existing Material of the Recipient included, embodied in or attached to the Agreement Material; and
(iii)	Third Party Material included, embodied in or attached to the Agreement Material;
(ppp)	Liquidation means a winding up or liquidation (whether voluntary or involuntary), provisional liquidation, dissolution, deregistration, or steps are taken (including the calling of meetings or the filing of applications), orders are made or resolutions are passed to give effect to any of the above;
(qqq)	Major Subcontract Work means any work undertaken for the purpose of the Project and performed by a subcontractor:
(i)	which has a total contract sum in excess of 20% of the Budget; or
(ii)	which has, or may potentially have, a material impact on the progress or performance of work on the Project or achievement of Outcomes;
(rrr)	Material includes property, information, software, firmware, documented methodology or process, documentation or other material in whatever form, including any reports, plans specifications, business rules or requirements, user manuals, user guides, operations manuals, training materials and instructions, and the subject matter of any category of Intellectual Property Rights;

Advancing Renewables Program Funding Agreement | Port Augusta Solar Methanol Project 2022/ARP02926

(sss)	Material Breach means any breach of the following clauses of this Agreement:
(i)	clause 2 (Undertaking the Project);
(ii)	clause 13 (Intellectual Property);
(iii)	clause 13.5 (Moral Rights);
(iv)	clause 17 (Use of ARENA Funding);
(v)	clause 20 (Representations and Warranties);
(vi)	clause 26 (Confidentiality), or

a breach of a material nature of any of the following clauses:

(vii)	clause 6.1 (Knowledge Sharing);
(viii)clause 9.1 (Reporting);
(ix)	clause 10 (Reports and Plans);
(x)	clause 18 (Contributions);
(xi)	clause 21.1(a) (Laws);
(xii)	clause 21.1(d) (WHS Law);
(xiii)clause 21.1(f) (Privacy);
(xiv)clause 21.1(g) (FOI);
(xv)	clause 21.1(k) (Conflicts); or
(xvi)clause 22.3(a) (Disposal of Assets);
(ttt)	Milestone Report has the meaning given in item Schedule 13.1 of Schedule 1 (The Project);
(uuu)	Milestone Deliverables means those deliverables specified in item Schedule 11.9 of Schedule 1 (The Project);
(vvv)	Milestones means the milestones set out in item Schedule 11.9 of Schedule 1 (The Project);
(www)	Minor Variation means a variation:
(i)	by way of extension to the dates specified in the Project Details or Schedule 1 (The Project);
(ii)	to the approved subcontractors for Major Subcontract Work in item 14 of the Project Details;
(iii)	to the list of Project Participants in item 15 of the Project Details;
(iv)	to the Address for Notices specified in item 20 of the Project Details;
(v)	to the Specified Personnel or the Project Participants specified in the Project Details;
(vi)	to elements of the Project as described in item Schedule 11.1 of Schedule 1 (The Project);
(vii)	to the Budget, provided the variation does not amend the Contributions, increase
ARENA Funding or would not result in the total Overseas Expenditure exceeding 10% of the ARENA Funding, other than for equipment or materials;
(viii)to the Knowledge Sharing Plan,

that does not or is not likely to materially affect the Project or Outcomes (including the Budget, Milestones and reports) or the extent of the Recipient's obligations or costs in undertaking the Project;

(xxx)	Modern Slavery has the same meaning as in the Modern Slavery Act 2018 (Cth);
(yyy)	Moral Rights has the meaning given to that term in the Copyright Act 1968 (Cth) and includes a right of a similar nature that is conferrable by statute and that exists or comes to exist anywhere in the world;
(zzz)	Operational & Maintenance Agreement means a contract with an O&M Contractor to operate the Project;
(aaaa)	O&M Contractor means the 'Contractor' or as otherwise defined in an Operational & Maintenance Agreement delivered to ARENA in accordance with item Schedule 11.8(b)(iv) of Schedule 1;
(bbbb)	Other Contributions means the financial contributions specified in Part 2 – Key Project Details, item 10;
(cccc)	Outcomes means the outcomes for the Project, as set out in item Schedule 11.7 of Schedule 1 (The Project);
(dddd)	Overseas Expenditure means the incurred or paid expenditure of cash (or equivalent) on goods and services procured from a non-Australian entity and overseas travel;
(eeee)	Personal Information has the meaning given to it under the Privacy Act 1988 (Cth);
(ffff)	Personnel means, in relation to a party, any employee, officer, agent or professional adviser of that party and:
(i)	in the case of the Recipient, also of any subcontractor; and
(ii)	in the case of ARENA, including staff made available under section 62 of the ARENA Act;
(gggg)	Portfolio Department means the Department of Climate Change, Energy, the Environment and Water or such other Department as determined by an Administrative Arrangements Order;

Advancing Renewables Program Funding Agreement | Port Augusta Solar Methanol Project 2022/ARP02927

(hhhh)	Pre-existing Material means Material owned by a party before execution of this Agreement;
(iiii)	Project means the Project described in item Schedule 11.1 of Schedule 1 (The Project);
(jjjj)	Project Details means the Project Details at the beginning of this Agreement;
(kkkk)	Project Financial Close means:
(i)	confirmation from the Recipient that it has finalised the necessary arrangements to proceed to the construction phase of the Project following FEED; and
(ii)	satisfaction of the Conditions Precedent listed under item Schedule 11.8 of Schedule 1 (The Project);
(llll)	PFC Financial Model means the Financial Model as updated pursuant to the Condition Precedent described in item Schedule 11.8 (b) of Schedule 1 (The Project) and from time-to-time in accordance with this Agreement;
(mmmm)	Project Participants means the entities specified in item 15 of the Project Details;
(nnnn)	PtJ means the Projektträger Jülich;
(oooo)	PtJ Funding Instrument means an administrative order for the payment of the Other Contributions to Mabanaft.
(pppp)	Recipient means the party specified in item 3 of the Project Details;
(qqqq)	Recipient Confidential Information means Confidential Information of the Recipient which is identified in item 19 of the Project Details for the period of time specified in item 19 of the Project Details, or such other information as identified by the Recipient in writing to ARENA;
(rrrr)	Recipient Contributions means the financial and in-kind contributions specified in Part 2 – Key Project Details, item 9;
(ssss)	Related Body Corporate has the meaning given to that term in section 9 of the Corporations Act 2001 (Cth);
(tttt)	Resolution Institute means the dispute resolution association with that name and ABN 69 008 651 232 (or any dispute resolution association which replaces it or which substantially succeeds to its powers or functions) and the following contact details:

Level 1, 13-15 Bridge Street
Sydney NSW 2000;
Email: info@resolution.institute;
Phone: +61 2 9251 3366;

(uuuu)	Risk Management Plan means the plan to be provided by the Recipient in accordance with item Schedule 13.2 of Schedule 1 (The Project);
(vvvv)	Schedules means the schedules to this Agreement;
(wwww)	Scheme means an arrangement, assignment, composition or moratorium with or for the benefit of creditors or any class or group of creditors (including an administration or arrangement under part 5.3A of the Corporations Act 2001 (Cth)), other than for the purposes of a solvent reconstruction or amalgamation as approved by ARENA;
(xxxx)	Senior Management means the Chief Executive Officer in the case of the Recipient and the Chief Executive Officer or the Chief Financial Officer (as nominated by ARENA) in the case of ARENA;
(yyyy)	Specified Personnel means the nominated Personnel of the Recipient, a Project Participant or subcontractor who will be carrying out the Project and involved in knowledge sharing, as identified at item 13 of the Project Details;
(zzzz)	Stage has the meaning given to it in item Schedule 11.3 of Schedule 1.
(aaaaa)	Stage Gate Review means a review to be conducted at the end of Stage 1 in accordance with the process set out in clause 33;
(bbbbb)	Stage Gate Review Documents means the material provided in the Milestone Deliverables for Milestone 2 and the Conditions Precedent contained in item Schedule 11.8 (b) of Schedule 1;
(ccccc)	Term has the meaning given to it in clause 1;
(ddddd)	Third Party Material means Material owned by another person that is:
(i)	included, embodied in or attached to the Agreement Material; or
(ii)	used in undertaking the Project;
(eeeee)	Visitors has the meaning given in clause 21.1(l)(i);
(fffff)	WHS Law means all applicable Laws relating to work health and safety, including the Work Health and Safety Act 2011 (Cth), the Work Health and Safety Regulations 2011 (Cth) and any applicable Corresponding WHS Law;

Advancing Renewables Program Funding Agreement | Port Augusta Solar Methanol Project 2022/ARP02928

(ggggg)	WHS Notifiable Incident means any notifiable incidents under WHS Law, accidents, injuries, or damage to property of a serious nature that occurs in connection with the Project; and
(hhhhh)	Work Health and Safety Accreditation Scheme means the Work Health and Safety Accreditation Scheme referred to in section 43 of the Building and Construction Industry (Improving Productivity) Act 2016 (Cth).
41	Interpretation
41.1	In this Agreement, except where the contrary intention is expressed:
(a)	a reference to a document or instrument includes the document or instrument as novated, altered, supplemented or replaced from time to time;
(b)	a reference to a party is to a party to this Agreement, and a reference to a party to a document includes the party's executors, administrators, successors and permitted assignees and substitutes;
(c)	the singular includes the plural and vice versa, and a gender includes other genders;
(d)	another grammatical form of a defined word or expression has a corresponding meaning;
(e)	a reference to A$, $A, dollar or $ is to Australian currency;
(f)	a reference to a person includes a natural person, partnership, body corporate, association, governmental or local authority or agency or other entity;
(g)	a reference to a statute, ordinance, code or other law includes regulations and other instruments under it and consolidations, amendments, re-enactments or replacements of any of them;
(h)	any agreement, representation, warranty or indemnity by two or more parties (including where two or more persons are included in the same defined term) binds them jointly and severally;
(i)	any agreement, representation, warranty or indemnity in favour of two or more parties (including where two or more persons are included in the same defined term) is for the benefit of them jointly and severally;
(j)	a rule of construction does not apply to the disadvantage of a party because the party was responsible for the preparation of this Agreement or any part of it;
(k)	a reference to an obligation includes a warranty or representation and a reference to a failure to comply with, or breach of, an obligation includes a breach of warranty or representation;
(l)	the meaning of general words is not limited by specific examples introduced by 'including', 'for example' or similar expressions; and
(m)	headings are for ease of reference only and do not affect interpretation.
41.2	If there is any inconsistency between any of the documents forming part of this Agreement, those documents will be interpreted in the following order of priority to the extent of the inconsistency:
(a)	General Conditions;
(b)	Project Details;
(c)	Schedule 1 (The Project);
(d)	other Schedules;
(e)	Appendix A;
(f)	any attachments to the Schedules; and
(g)	documents incorporated by reference in this Agreement.

Advancing Renewables Program Funding Agreement | Port Augusta Solar Methanol Project 2022/ARP02929

Schedule 1 – The Project
1.	Project
1.1	Summary of the Project

The Recipient will develop, construct and operate an integrated solar methanol production facility at Port Augusta in South Australia which will produce up to 20 tonnes of methanol per day (the Project). The Project involves deployment of a 10 MW electrolyser to produce hydrogen and will utilise electricity and heat from the Vast’s proprietary modular tower Concentrated Solar Thermal Power (CSP) technology and waste carbon dioxide from Calix’s proprietary Leilac calcination technology. If successful, the Project will demonstrate how a combination of 24x7 electricity and heat coupled with post-industrial carbon dioxide from Calix’s direct separation calciner can be used to cost effectively produce green fuels such as solar methanol. The Equity Partners will jointly develop and own the project.

1.2	Project

Background

The Project: The Project seeks to address an emerging market need for the domestic production and supply of sustainable transport fuels. The target markets are the maritime and aviation transport sectors and other industrial users. This reflects increased pressure on transport companies to reduce their emissions in response to customer requirements to lower their carbon footprint. Renewable methanol provides a net zero pathway for maritime and aviation transport. For maritime transport it can be used as a drop-in fuel; for aviation transport it can be readily refined into a sustainable aviation fuel.

The Project involves the integration of several innovative low emission technologies. Feedstock arrangements include (a) the use of CSP as the primary source of renewable power and process heat; and (b) hydrogen electrolysis (using renewable power) and carbon dioxide from a carbonate calcination process releasing a stream of unavoidable process carbon dioxide (using renewable energy). It also includes best practice technology for the methanol synthesis process.

The Project will address this emerging need for sustainable transport fuels. It will also bring together innovative technology pathways as part of an optimised system to deliver a ‘green’ product that will be competitive with conventional methanol. Most importantly, it will provide Australian companies with a domestic supply of renewable solar methanol to allow them to remain competitive within an increasing carbon constrained economy.

Technology: The technologies underpinning the Project have significant replication potential at large scale, representing the key building blocks to support the development of global clean energy trade. The technology combination is aligned with the current global narrative of the role that low emission hydrogen will play to displace carbon intensive energy carriers.

Plant operations are described below:

●	24x7 electricity and heat is used to run an integrated methanol production project.
●	The co-located electrified calcination project will supply a steady stream of carbon dioxide.
●	Water for electrolysis will be piped in to produce green hydrogen; excess water (post methanol distillation) will either be fed back into the CSP process as blowdown makeup water or recycled into the methanol production stream. This will be confirmed when the detailed design is finalised.

●	The hydrogen and carbon dioxide is compressed and combined to form syngas, which is used as a feedstock to produce methanol.

Description

Stage 1 – Pre-FEED and FEED

The Pre-FEED and FEED Study will investigate the technical, commercial, and social requirements of the development of a 7,500 tonne per annum renewable methanol plant in Port Augusta, South Australia. The Pre-FEED and FEED Study will allow the Recipient and Project partners to firm cost estimates, obtain approvals and progress key commercial arrangements, to support a Final Investment Decision (FID) by the Recipient and Project partners to progress to construction, and eventually, operations.

The FEED scope is described in detail in the document titled “V22001211-Rev.2_Technnical_Financial Proposal_HyGATE” with the scope and price subject to further negotiation with Fichtner and subject to the CP as defined in 1.8(a)(vii) and has been summarised below.

During the Pre-FEED and FEED, the Recipient and Project partners will independently appoint several major subcontractors to undertake studies and progress key approvals and agreements to support the further development of the deployment project. The Recipient and Project partners will each have responsibility for the management of their relevant advisors.

Overview of Pre-FEED and FEED activities: Key workstreams to be undertaken or managed by the Recipient and Project partners as part of the Pre-FEED and FEED study are highlighted below:

The Recipient’s Pre-FEED and FEED phase activities
Workstream	Key Activities
Project Management
●
Development of the detailed Project Management Plan which will describe how the project will be executed, monitored, controlled, and closed.
●
Development of a 4-level project timeline and schedule.
●
Development and maintenance of the Project risk and opportunity register.
●
Cost estimation: During the Pre-FEED Study a Class 4 cost estimate will be conducted (as per AACE Cost Estimate International Recommended Practice Guideline 18R-97). During the FEED a Class 3 estimate will be provided.

Pre-FEED
●
The main aim of this work package is to:
i.
finalise the optimisation of the proposed scheme and freeze design;
ii.
develop documents to describe scope of supply and to substantiate design freeze;
iii.
develop documents to support approval process;
iv.
identify technical and performance risks and prepare mitigation measures; and
v.
compile a total project cost estimate and project schedule.
●
Integration of the hydrogen production, calcination, CSP and related utilities such as water treatment.

FEED
●
The main aim of this work package is to:
i.
develop the design and define and describe the scope for the defined lots to a level that allows for tendering for each package;
ii.
conduct market sounding and produce tender documents for the defined lots;
iii.
prepare tender infrastructure and tender specific documents; and
iv.
develop documents to support ongoing approval process.
v.
update and detail both total project cost estimate and project schedule
●
Finalisation of the overall design to tender the major lots (Lot 1: electrolyser and Lot 2 methanol synthesis) and remaining operating systems (hydrogen compression, carbon dioxide purification and compression, plant cooling water, utilities) as well as the balance of plant including the preparation of the necessary technical documents required for the tender and procurement. Specifically:
o
Specifications;
o
data sheets;
o
Material take offs (material and parts lists), unless they are part of a tender for a system;
o
Installation plans;
o
structural and architectural drawings and calculations; and
o
3D model of the entire plant (without details of the functionally specified systems).
●
Market sounding and tendering to shortlist suppliers for non-major lots.

Approvals pathway
●
Submission and assessment of Development Approval (DA) Application.
●
Environmental Impact Summary (referred to the South Australian Environmental Protection Authority post DA lodgement).
●
Native Vegetation Clearance (currently in place).

Stakeholder engagement	● Develop Stakeholder Engagement Plan for Project.
Key agreements	● Water supply agreement, connection agreement, offtake agreements, bulk renewable energy supply and key equipment supply agreements.

Stage 2 – Construction and Operation of the Project

Scope: The Project involves the design, construction and operation of a 7,500 tonne per annum renewable methanol plant. The key scopes of supply for this project include:

●	Site preparation
●	Supply of the methanol package
●	Supply of the 10 MW hydrogen electrolyser package
●	Supply of electricity and heat
●	Supply of carbon dioxide
●	Supply of the balance of plant including all common infrastructure and siteworks

Location: The Project will be located on a 1,580ha lot 20km north of Port Augusta, South Australia with site access via the Stuart Highway. This site is owned by Silicon Aurora (jointly owned by Vast and 1414 Degrees Limited (ABN 7 138 803 620)) and is intended to host other projects alongside VS1, including a 140 MW / 140 MWh battery energy storage system (currently in development and outside the scope of the Project). The board of Silicon Aurora has resolved to endorse the Project as a potential opportunity to be pursued for the site.

Grid Connection: The plant will be connected to the grid via the proposed Carriewerloo substation (to be constructed on the site) which connects into the existing 275kV Davenport to Mt Gunson South transmission line owned and operated by ElectraNet. It is anticipated that the line shall be a Designated Network Asset to which the Project will be connected.

Capital: The Project will be owned and operated through a special purpose vehicle (i.e. the Recipient). In addition to the ARENA grant, the Recipient will be supported by up to €13.2 million contributed (indirectly) by the PtJ on behalf of the German Government.

Revenue strategy: The Project is intended to be operated alongside an offtake structure to be negotiated with multiple prospective offtake parties and potentially the sale of Australian Carbon Credit Units or other related financial products.

Timeframe: Project Financial Close is targeted for July 2025, noting there are several key workstreams on the critical path that determine this timeframe. The construction and commissioning period is expected to take approximately 24 months, with the Project designed to operate for 30 years following commissioning.

1.3	Stages

The parties acknowledge that the Project has two stages:

Stage 1 – Pre-FEED and FEED

Includes Milestones 1 to 2.

During Stage 1 the Recipient will undertake a pre-FEED study and FEED study. The purpose of the studies are to determine the commercial viability of the Project, if the Project remains aligned with the prescribed Outcomes and whether the parties should progress to Stage 2.

Stage 2 – Construction and Operation of the Project

Includes Milestones 3 to 8.

During Stage 2 the Recipient will finance, develop, construct and operate the Project in line with the activities detailed in the Milestones. A 24-month monitoring process will be undertaken with the provision of intermittent operational reports in accordance with the Milestone Deliverables and Knowledge Sharing Deliverables.

1.4	Project partners

The Project involves several Project partners, including:

Organisation	Role	Description of role in the Project
Vast Renewables Limited (Vast)	Equity Partner (Project Participant)	Vast is an Australian technology company that with ARENA’s support has developed the world’s leading CSP technology and will be an equity participant in the SM1 Project.
Vast Solar 1 Pty. Ltd (VS1)	Principal Energy Supplier (Project Participant)	VS1 will deploy Vast’s innovative CSP 3.0 technology, providing both renewable electricity and heat to the Project.
Mabanaft GmbH & Co. KG (Mabanaft)	Equity Partner and Offtake Partner (Project Participant)

Mabanaft is an equity partner in the Project as well as the proposed offtake partner for the methanol. It is a leading independent and integrated energy company providing its customers with innovative energy solutions for their transportation, heating, industrial and agricultural needs. Mabanaft is active in the import, distribution and marketing of petroleum products, natural gas liquids, chemicals and biofuels, and supports its customers’ transition to cleaner fuels by providing alternative long-term solutions. Mabanaft is interested in the prospect of the proposed project which innovatively intends to utilise the ability to supply 24x7 electricity and heat through Vast's CSP technology to produce low-cost green methanol at scale.

Fichtner GmbH & Co. KG and Fichtner Australia	Engineering Integrator (Project Participant)	Fichtner will provide the project management and engineering services for the overall project, including the integration of the different packages and the Balance of Plant package. Fichtner

Pty. Ltd (Fichtner)

will work with DLR, ASTRI and the other Project Participants on the design and optimisation of the project, including sizing of the electrolyser and other equipment. Fichtner will also contribute to the project optimisation and economic assessment.

Calix Limited (Calix)	Principal Carbon Dioxide Supplier (Project Participant)

Calix will develop the co-located electric calcination project using its calcination technology in Port Augusta in South Australia. Calix will be responsible for the supply of carbon dioxide from the calcination plant to this Project.

SiliconAurora Pty Ltd (Silicon Aurora)	Site Access (Project Participant)	Silicon Aurora will provide site access and support (including the right to use assets) for the Project. Silicon Aurora is jointly owned by Vast and 1414 Degrees Limited.
Deutsches Zentrum für Luft- und Raumfahrt (DLR)	German Research and Knowledge Sharing Partner

Deutsches Zentrum für Luft- und Raumfahrt (which translates to “the German Aerospace Center”) has a broad research portfolio in the energy field and is currently actively researching solar-chemical techniques to produce chemical energy sources, i.e. solar fuels. The mission of DLR’s Institute of Future Fuels is to develop materials, components and processes for solar fuel production, simulate them, scale them up and analyse them techno-socio-economically. DLR owns state-of-the-art test facilities and is well renowned for its ground-breaking activities in the fields of aeronautics, space, transport and energy.

The integration of the subsystems into an overall system represents an innovation that entails various modifications in the subsystems and at the interfaces. It is planned that DLR will investigate, model, optimise and identify additional relevant applications through their broader research program.

Australian Solar Thermal Research Institute (ASTRI)	Australian Research and Knowledge Sharing Partner

ASTRI will assess and independently validate the carbon intensity of the proposed solar methanol production process and expected scale-up. This analysis will allow ASTRI to provide the Recipient with advice on best technology configurations from a renewable energy systems optimisation perspective. This advice will inform the basis of the economic value proposition, and offtake arrangements to be established for the solar methanol production.

[***]	[***]	[***]
[***]	[***]	[***]

1.5	Governance

The Recipient will implement an appropriate governance structure prior to commencement of the FEED.

To the extent that a Governance Body with respect to the Project is established, the Recipient agrees that ARENA may, at its discretion, participate in the Governance Body as an observer provided that all matters and issues discussed at any meeting of this Governance Body are subject to clause 26 (Confidentiality).

1.6	Outputs

Through the Project, the Recipient will deliver the following outputs:

(a)	A Pre-FEED study and FEED study for the deployment of a solar methanol plant with the capability to produce up to 7,500 tonnes/year.
(b)	Development, construction, and operation of a solar methanol plant including hydrogen feedstock production, with the capability to produce up to 7,500 tonnes/year and abate up to 16,000 tonnes of carbon dioxide.
(c)	Knowledge Sharing Deliverables as outlined in the Knowledge Sharing Plan at item 4.5 of Schedule 1.
1.7	Outcomes

The objectives for the Project will be achieved through the following Outcomes:

(a)	Improved technology readiness and commercial readiness of hydrogen production and solar methanol production.
(b)	Increased value delivered by renewable energy through demonstration of the use of combined heat and power from solar thermal technology to produce low-cost solar fuels.
(c)	Increased value delivered by industrial process decarbonisation by enhancing the economics of electrified calcination technology used in heavy industry (e.g., lime, cement).
(d)	Removal of barriers to ‘hard-to-abate’ sector (e.g., shipping and aviation) decarbonisation by demonstrating a clear pathway towards low-cost green fuel production.
(e)	Increase knowledge, skills and expertise in Australia’s renewable hydrogen industry through cross country collaboration and knowledge sharing between Australian and German organisations, including the establishment of cross-country partnerships related to the project activities and interaction between Australian and German research partners alongside industry.
(f)	Demonstration of highly innovative technology across the value chain of renewable hydrogen, supporting the technical viability of renewable hydrogen, including:
(i)	deployment of a new flexible and sustainable process for producing methanol
(ii)	technical validation of the process using baseload renewable energy driven by Vast Energy’s CSP 3.0 technology; and
(iii)	optimisation of the system design for large scale deployment of the technology.
(g)	Deployment of renewable hydrogen production and integration technologies, which:
(i)	demonstrates a reduction in the cost of hydrogen production, transport, storage and use, supporting the commercial viability of renewable hydrogen;

(ii)	demonstrates a reduction in the cost of capital for hydrogen and hydrogen derivative e-fuel facilities through 24x7 (baseload) operation;
(iii)	demonstrates the use of methanol as an e-fuel through the offtake agreement;
(iv)	demonstrates a bankable case for methanol as an export pathway for Australian renewable energy;
(v)	accelerate the decarbonisation of the limestone industry through the monetisation of an unavoidable waste process carbon dioxide emission to enhance the economics of electrified calcination; and
(vi)	Development of an Australian-German supply-chain for renewable hydrogen, [***].
(h)	Provide price discovery and transparency in relation to the current and projected economics for renewable hydrogen and renewable methanol technologies, facilitating commercial uptake and increased demand for renewable hydrogen and end-use products.
(i)	Increase knowledge through the provision of operating data as outlined in the knowledge sharing plan and Milestone Deliverables.

1.8	Conditions Precedent

Pre-Feed and FEED – up to $[***]

(a)	Provision of the following by the Recipient, in a form and substance satisfactory to ARENA:
(i)	Evidence that the nature of the Project has not materially changed relative to the details considered by the ARENA Board at its meeting of 1 December 2022.
(ii)	Evidence that Mabanaft has received a successful award of funding for the Project from the German Government (through the PtJ) under the HyGATE initiative.
(iii)	Evidence demonstrating (to the extent required by ARENA) that equity financing is committed to meet the anticipated FEED costs of the Project (including sufficient contingencies).
(iv)	Any project development agreements and / or shareholders agreement in connection with the Recipient.
(v)	An Independent Certifier Deed (on terms satisfactory to ARENA) executed by all parties to it other than ARENA.
(vi)	The finalised governance structure for the Project, including the involvement of Project Participants, where relevant.
(vii)	The final FEED scope which is in form and substance satisfactory to ARENA, the Recipient and the Project Participants.
(viii)	Provision of a final Funding Mechanics Structure Paper in form and substance satisfactory to ARENA, which summarises the funding mechanics and interface arrangements with respect to:
a.	the provision of grant funding by the PtJ and ARENA;
b.	Recipient Contributions by the Sponsors;
c.	Independent Certifier sign-off of Milestone Payments; and
d.	how the Project's exposure to foreign exchange movement is to be mitigated.

(ix)	The Financial Model reflecting any changes to the Draft Financial Model and Project Budget since consideration by the ARENA Board at its meeting of 1 December 2022.
(x)	An updated Project timeline and details of the Project procurement strategy.

Project Financial Close – up to $[***] including pre-FEED and FEED Funding

(b)	Provision of the following by the Recipient, in a form and substance satisfactory to ARENA:
(i)	Evidence that the nature of the Project has not materially changed relative to the details considered by the ARENA Board at its meeting of 1 December 2022.
(ii)	Finalisation of technical and commercial due diligence in form and substance satisfactory to ARENA.
(iii)	Evidence that the Recipient has obtained all authorisations required to construct the Project.
(iv)	Final execution versions of all key project documents, including but not limited to:
a.	all supply agreements;
b.	the EPC Contract;
c.	the Operational & Maintenance Agreement;
d.	funding agreements with all debt (if applicable) and equity providers; and
e.	land access agreements.
(v)	The PFC Financial Model, reflecting all final contractual arrangements (as executed or otherwise ready to execute).
(vi)	A Risk Management Plan, a Community Consultation Plan, an Intellectual Property Management Plan and a Work Health and Safety Plan as set out in item 3.2 of Schedule 1 including certification of each plan.
(vii)	An Approved Industry Participation Plan as set out in Schedule 3.
(viii)	The FEED report, outlining the activities required to support formal approvals by the Project Participants and the financiers (if any) for the Project to proceed.
(ix)	Evidence demonstrating (to the extent required by ARENA) that equity financing is committed to meet the anticipated construction and commissioning costs of the Project (including sufficient contingencies).
(x)	Any share purchase agreements in connection with the Recipient, including any executed agreements evidencing or otherwise related to a Change in Control of the Recipient as well as any agreements to be triggered by delivery of the Project.
1.9	Milestones

The Recipient must achieve the following Milestones, and provide the Milestone Deliverables and Milestone Report, in a form and substance satisfactory to ARENA, by the date for completion of the relevant Milestone.

No.	Description of Milestone and Milestone Deliverables	Completion Date	Amount of Milestone Payment (GST excl.)
Stage 1: Pre-FEED and FEED
1.	Pre-FEED Study Complete D1.1 Provision of a Milestone Report in accordance with item 3.1 of Schedule 1 (Reports and Plans).	28 August 2024	$[***]

No.	Description of Milestone and Milestone Deliverables	Completion Date	Amount of Milestone Payment (GST excl.)

D1.2 Completion of Knowledge Sharing Deliverables due in the reporting period in accordance with item 4 of Schedule 1 (Knowledge Sharing Plan).

D1.3 Provision of evidence, such as a finalised pre-FEED study report identifying the necessary pre-conditions that need to be met to proceed through to the detailed engineering stage of the FEED.

D1.4 Provision of an updated Financial Model reflecting updated technical and commercial arrangements as executed.

D1.5 An unqualified certificate from the Independent Certifier which confirms: (a) details of the relevant Project Costs to be funded; and (b) confirmation that such costs have been properly incurred by or on behalf of the Recipient and are payable, or are expected to be incurred and payable, within 90 days of the Milestone Payment.

D1.6 Evidence that the Project Participants have or will contemporaneously with the payment of the Milestone Payment, contribute their proportion of the Recipient Contributions for that relevant Milestone (in accordance with item 2.4 of Schedule 1 (Budget)).

D1.7 Receipt of a certificate (or email) from the PtJ confirming that all conditions precedent to payment of the corresponding milestone payment under the PtJ Funding Instrument have been satisfied (save for receipt of a corresponding certificate from ARENA).

2.

FEED Complete

D2.1 Provision of a Milestone Report in accordance with item 3.1 of Schedule 1 (Reports and Plans).

D2.2 Completion of Knowledge Sharing Deliverables due in the reporting period in accordance with item 4 of Schedule 1 (Knowledge Sharing Plan).

D2.3 Provision of the finalised FEED report which identifies the forecast project CAPEX at Project Financial Close, execution and contracting strategy.

D2.4 Provision of an updated Financial Model reflecting the results of the FEED and updated technical and commercial arrangements as executed.

D2.5 An unqualified certificate from the Independent Certifier which confirms: (a) details of the relevant Project Costs to be funded; and (b) confirmation that such costs have been properly incurred by or on behalf of the Recipient and are payable, or are expected to be

		7 July 2025	$[***]

No.	Description of Milestone and Milestone Deliverables	Completion Date	Amount of Milestone Payment (GST excl.)

incurred and payable, within 90 days of the Milestone Payment.

D2.6 Evidence that the Project Participants have or will contemporaneously with the payment of the Milestone Payment, contribute their proportion of the Recipient Contributions for that relevant Milestone (as set out in item 2.4 of Schedule 1 (Budget)).

D2.7 Receipt of a certificate (or email) from the PtJ confirming that all conditions precedent to payment of the corresponding milestone payment under the PtJ Funding Instrument have been satisfied (save for receipt of a corresponding certificate from ARENA).

n/a	Stage Gate 1 Satisfaction of the Conditions Precedent set out in item 1.8(b) of Schedule 1 (Conditions Precedent).	n/a	n/a
Stage 2: Construction and Operation of the Plant
3.

Notice to Proceed and Ordering of Major Equipment

D3.1 Provision of a Milestone Report in accordance with item 3.1 of Schedule 1 (Reports and Plans).

D3.2 Completion of Knowledge Sharing Deliverables due in the reporting period in accordance with item 4 of Schedule 1 (Knowledge Sharing Plan).

D3.3 Provision of executed versions of all key Project documents previously provided as a Condition Precedent in item 1.8(b) of Schedule 1 (Conditions Precedent), including but not limited to:

(a)
supply agreements;
(b)
EPC Contract(s);
(c)
Operational & Maintenance Agreement;
(d)
funding agreements with equity providers; and
(e)
land access agreements.

D3.4 Provision of copy notices to proceed from the Recipient to the EPC Contractor(s), to demonstrate that the Recipient has issued an unconditional and irrevocable notice to the EPC Contractor(s) under the EPC Contract(s) to proceed with all works required to construct and commission the Project.

D3.5 Provision of an updated PFC Financial Model reflecting final contractual arrangements as executed.

D3.6 Evidence of the procurement of insurances required to undertake Stage 2 of the Project.

		1 August 2025	$[***]

No.	Description of Milestone and Milestone Deliverables	Completion Date	Amount of Milestone Payment (GST excl.)

D3.7 Provision of evidence confirming that the hydrogen electrolyser and methanol reactor system have been ordered and deposits provided.

D3.8 An Implementation Report that meets the Implementation Report Requirements of an Approved Australian Industry Participation Plan as set out in Schedule 3.

D3.9 An unqualified certificate from the Independent Certifier which confirms: (a) details of the relevant Project Costs to be funded; and (b) confirmation that such costs have been properly incurred by or on behalf of the Recipient and are payable, or are expected to be incurred and payable, within 90 days of the Milestone Payment.

D3.10 Evidence that the Project Participants have or will contemporaneously with the payment of the Milestone Payment, contribute their proportion of the Recipient Contributions for that relevant Milestone (as set out in item 2.4 of Schedule 1 (Budget)).

D3.11 Receipt of a certificate (or email) from the PtJ confirming that all conditions precedent to payment of the corresponding milestone payment under the PtJ Funding Instrument have been satisfied (save for receipt of a corresponding certificate from ARENA).

4.

Delivery of Major Equipment to Site

D4.1 Provision of a Milestone Report, in accordance with item 3.1 of Schedule 1 (Reports and Plans).

D4.2 Completion of Knowledge Sharing Deliverables due in the reporting period, in accordance with item 4 of Schedule 1 (Knowledge Sharing Plan).

D4.3 Provision of evidence confirming that the hydrogen electrolyser and methanol reactor system have been delivered to the Project site.

D4.4 An unqualified certificate from the Independent Certifier which confirms: (a) details of the relevant Project Costs to be funded; and (b) confirmation that such costs have been properly incurred by or on behalf of the Recipient and are payable, or are expected to be incurred and payable, within 90 days of the Milestone Payment.

D4.5 Evidence that the Project Participants have or will contemporaneously with the payment of the Milestone Payment, contribute their proportion of the Recipient

		7 July 2026	$[***]

No.	Description of Milestone and Milestone Deliverables	Completion Date	Amount of Milestone Payment (GST excl.)

Contributions for that relevant Milestone (as set out in item 2.4 of Schedule 1 (Budget)).

D4.6 Receipt of a certificate (or email) from the PtJ confirming that all conditions precedent to payment of the corresponding milestone payment under the PtJ Funding Instrument have been satisfied (save for receipt of a corresponding certificate from ARENA).

5.

Commercial Operations Date

D5.1 Provision of a Milestone Report in accordance with item 3.1 of Schedule 1 (Reports and Plans).

D5.2 Completion of Knowledge Sharing Deliverables due in the reporting period in accordance with item 4 of Schedule 1 (Knowledge Sharing Plan).

D5.3 Provision of evidence of Commercial Operation, including:

(a)
75% of nameplate production capacity achieved over a 24-hour charge period.
(b)
Substantial completion certificate as per EPC Contract.

D5.4 An unqualified certificate from the Independent Certifier which confirms: (a) details of the relevant Project Costs to be funded; and (b) confirmation that such costs have been properly incurred by or on behalf of the Recipient and are payable, or are expected to be incurred and payable, within 90 days of the Milestone Payment.

D5.5 Evidence that the Project Participants have or will contemporaneously with the payment of the Milestone Payment, contribute their proportion of the Recipient Contributions for that relevant Milestone (as set out in item 2.4 of Schedule 1 (Budget)).

D5.6 Receipt of a certificate (or email) from the PtJ confirming that all conditions precedent to payment of the corresponding milestone payment under the PtJ Funding Instrument have been satisfied (save for receipt of a corresponding certificate from ARENA).

		7 July 2027	$[***]
6.

12 months operation

D6.1 Provision of a Milestone Report in accordance with item 3.1 of Schedule 1 (Reports and Plans).

D6.2 Completion of Knowledge Sharing Deliverables due in the reporting period in accordance with item 4 of Schedule 1 (Knowledge Sharing Plan).

		7 July 2028	N/A

No.	Description of Milestone and Milestone Deliverables	Completion Date	Amount of Milestone Payment (GST excl.)
7.

24 months operation and Financial Reporting

D7.1 Provision of a Final Report in accordance with item 3.1 of Schedule 1 (Reports and Plans).

D7.2 Completion of Knowledge Sharing Deliverables due in the reporting period in accordance with item 4 of Schedule 1 (Knowledge Sharing Plan).

D7.3 Provision of an Audited Financial Statement covering all financial years of the Project up to that date, in accordance with item 3.1 of Schedule 1 (Reports and Plans).

D7.4 Provision of a final Acquittals Statement in accordance with item 3.1 of Schedule 1 (Reports and Plans).

		9 July 2029	N/A
2.	Funding and Payment
2.1	ARENA Funding

The total amount of funding provided by ARENA under this Agreement will not exceed $19,480,000 (excluding GST).

2.2	Payment of ARENA Funding

The ARENA Funding will be provided as Milestone payments as specified in item 1.9 of Schedule 1 (Milestones) in accordance with clause 15 (Claims for Payment).

2.3	Flow of Funds and Integration with PtJ

Funds contributed by ARENA and the Project Participants will be paid directly to the Recipient and deposited into a construction proceeds account.

Funds provided by the PtJ pursuant to the Funding Instrument will be paid:

1.	to DLR (€[***]); and
2.	to Mabanaft (the remaining balance), who will in turn utilise those funds to pay 'directly’ the invoices rendered by German equipment manufacturers (refer to the Funding Mechanics Structure Paper).

2.4	Budget

All amounts in the table below are in AUD and GST exclusive.

[***]

3.	Reports and Plans
3.1	Reports

The Recipient must, in addition to the requirements set out in the table below, include within each report:

(i)	the name of the Recipient and all subcontractors;
(ii)	a contact name, telephone number and email address;
(iii)	the Project title and number;
(iv)	a statement of the ARENA Funding, Recipient Contributions and Other Contributions provided and spent certified by an authorised officer of the Recipient;
(v)	the amount remaining in the account referred to in clause 21.1(m); and
(vi)	details of any published reports, promotional material, media publicity, pamphlets or other documentation relevant to the Project.
Report Type	Requirements
Milestone Report

Each Milestone Report must include:

(a)
the Milestone and period to which the report relates;
(b)
a Budget update (including cost to completion) (in a format similar to that set out in item 2.4 of Schedule 1 (Budget)); and
(c)
an update on:
(i)
the progress of the Project relevant to the Outcomes;
(ii)
the Knowledge Sharing Deliverables completed during the period to which the report relates, including a list of any public reports or knowledge sharing reports, data or documentation;
(iii)
the outcomes of those Knowledge Sharing Deliverables; and
(iv)
the number of direct jobs (including any permanent roles, contractors, subcontractors and consultants) created during any construction and operation phases of the Project.

Monthly Financial Close Update Report Provide as soon as practicable after the end of each month until the CP Submission Date

Each Monthly Financial Close Update Report must include:

(a)
the name of the Recipient;
(b)
the Project title and number;
(c)
the period to which the report relates;
(d)
details of any published reports, promotional material, media publicity, pamphlets or other documentation relevant to the Project; and
(e)
a description and analysis of the progress of the Project, including:
(v)
any major issues or developments which have arisen and the effect they will have on the Project;

Report Type	Requirements

(vi)
progress towards completion of the Conditions Precedent; and
(vii)
any proposed changes to the Project.

In addition, the Recipient must provide the following, in a form and substance satisfactory to ARENA:

(i)
confirmation that the nature of the Project has not materially changed relative to the details considered by the ARENA Board at its meeting of 1 December 2022;
(ii)
A financing plan, which demonstrates a credible pathway to Project Financial Close.
(iii)
A status update on key work streams, including:
(A)
FEED, including updated capex estimates;
(B)
grid connection approvals;
(C)
authorisations required to construct and operate the Project;
(D)
engagement with EPC contractors and other key Project partners;
(E)
engagement of internal and external resources per the resourcing plan for the Project; and
(iv)
any other information reasonably requested by ARENA, including information of a technical nature.

Progress Reports At ARENA’s discretion.

Each progress report must include an update on:

(a)
whether the Project is proceeding in accordance with the Budget and, if it is not, an explanation of why the Budget is not being met, the effect this will have on the Project and the action the Recipient proposes to take to address why the Project is not proceeding in accordance with the Budget;
(b)
the progress on achieving the Outcomes;
(c)
any major issues or developments which have arisen and the effect they will have on the Project; and
(d)
any proposed changes to the Project.

Final Report

The Final Report must include:

(a)
a description and analysis of the progress of the Project, including:
(i)
evidence that the Project has been completed, and the Milestones have been achieved;
(ii)
details of the extent to which the Project achieved the Outcomes;
(iii)
any highlights, breakthroughs or difficulties encountered; and

Report Type	Requirements

(iv)
conclusions or recommendations (if any) arising from the Project;
(b)
a description of the Knowledge Sharing Deliverables in accordance with item 4.5 of Schedule 1 (Knowledge Sharing Deliverables), along with all of the Knowledge Sharing Deliverables completed as at the date of the Final Report;
(c)
statistics for the number of direct jobs (including any permanent roles, contractors, subcontractors and consultants) created during any construction and operation phases of the Project;
(d)
analysis of the effectiveness of each of the Knowledge Sharing Deliverables completed;
(e)
for any on-going Knowledge Sharing Deliverables, an update of progress in undertaking each Knowledge Sharing Deliverable; and
(f)
if bound by the Modern Slavery Act 2018 (Cth), a copy of the most recent Modern Slavery Statement that has been prepared. If not bound by the Modern Slavery Act 2018 (Cth), a statement setting out what checks and actions have been undertaken by the recipient to address risks of modern slavery with respect to the Recipient’s suppliers.

Acquittals Statement To be certified by the Recipient's Chief Financial Officer (or such other person approved by ARENA)

The acquittals statement must certify:

(a)
that all ARENA Funding, Recipient Contributions and Other Contributions were spent for the purpose of the Project in accordance with this Agreement and that the Recipient has complied with this Agreement; and
(b)
that salaries and allowances paid to persons involved in the Project are in accordance with any applicable award or agreement in force under any relevant law on industrial or workplace relations.

Audited Financial Statements To be prepared by an Approved Auditor in accordance with Accounting Standards in respect of the ARENA Funding, Recipient Contributions and Other Contributions

The Audited Financial Statements must include:

(a)
a definitive statement as to whether the financial information for the Project represents the financial transactions fairly and is based on proper accounts and records;
(b)
if the Recipient is a company, a separate declaration from the Recipient's directors that the Recipient is solvent, a going concern and able to pay its debts as and when they fall due; and
(c)
detail of any ARENA Funding returned to ARENA by the Recipient and the reasons for such refund.

3.2	Plans
Plan	Certification requirement (clause 10.2)	Requirements
Risk Management Plan	External certification

For the Term of this Agreement, the Recipient must develop, implement and update a Risk Management Plan for the Project which includes the following features:

(a)
clear identification and documentation of all key Project risks (including, but not limited to,

Plan	Certification requirement (clause 10.2)	Requirements

financial, operational, schedule, technical, WHS and external risks) and categorisation of those risks covering both likelihood of occurrence and potential consequence;
(b)
the proposed mitigation strategies and associated action plans that the Recipient determines necessary to eliminate the risks or, if this is not possible, minimise the likelihood and consequences of those risks occurring; and
(c)
a process for regularly monitoring and updating the Risk Management Plan and reporting to the Recipient's internal management, board, Project Participants and joint venture partners (if applicable),

and is consistent with relevant industry standards and best practice for this type of Project and the types of risks it has.

Community Consultation Plan	External certification
(a)
For the duration of the Agreement, the Recipient must develop, implement and update a Community Consultation Plan for the Project which includes the following features:
(i)
identification of all key stakeholder groups, including local communities that are potentially affected by the Project;
(ii)
evidence that the Recipient has engaged a suitably qualified and experienced cultural heritage advisor and archaeologist with knowledge of the local area and well-established relationships with the local traditional owner group to assist with necessary Project site approvals
(iii)
an outline of the proposed community consultation processes and an outline for stakeholders on how to access the latest information in respect of community consultation matters;
(iv)
how they propose to comply with the general principles set out in the Best Practice Charter for Renewable Energy Projects or such other guidance as agreed by the Parties;
(v)
process for maintaining an up-to-date record of complaints arising

Plan	Certification requirement (clause 10.2)	Requirements

from community consultations and the responses provided to these complaints; and
(vi)
a process for regularly monitoring and updating the Community Consultation Plan and the community consultations undertaken and reporting to the Recipient's internal management, board, Project Participants, and other key groups (whether government or non-government) as required by ARENA to ensure the on-going improvement of community engagement, and is consistent with relevant industry standards and best practice for this type of Project and the types of community consultation to be undertaken.

(b)
The Recipient may make the Community Consultation Plan available by publishing it on the Project Webpage.
(c)
The Recipient must provide to ARENA notification of responses by the Recipient to adverse community reaction to the Project.

Intellectual Property Management Plan	Internal certification

For the Term of this Agreement, the Recipient must implement an Intellectual Property Management Plan for the Project which includes the following features:

(a)
detailed descriptions of relevant Intellectual Property;
(b)
detailed descriptions of relevant licences, property technology or potential licences necessary for achieving the outcomes as described in item 1.7 of this Schedule 1 (Outcomes); and
(c)
clear identification of mitigation strategies the Recipient determines necessary to appropriately manage the identified Intellectual Property.

Work Health and Safety Plan	External Certification

For the Term of this Agreement, the Recipient must develop, implement and update a Work Health and Safety Plan for the Project which includes the following features:

(a)
clear identification and documentation of all WHS risks and categorisation of those risks covering both likelihood of occurrence and potential consequence;

Plan	Certification requirement (clause 10.2)	Requirements

(b)
the proposed mitigation strategies and associated action plans that the Recipient determines necessary to eliminate the risks or, if this is not possible, minimise the likelihood and consequences of those risks occurring; and
(c)
a process for regularly monitoring and updating the Work Health Safety Plan and reporting to the Recipient's internal management, board, Project Participants and joint venture partners (if applicable),

and is consistent with relevant industry standards and best practice for this type of Project and the types of WHS risks it has.

4.	Knowledge Sharing Plan
4.1	Knowledge sharing context

Under the ARENA Act, ARENA’s mandate is to promote the sharing of information and knowledge about renewable energy technologies, with the objective of accelerating the development and growth of Australia’s renewable energy sector.

4.2	Knowledge sharing objectives

This Project will provide insights to stakeholders that enable a better understanding of the benefits and challenges of renewable methanol production utilising hydrogen as a feedstock including technoeconomic aspects of obtaining captured carbon dioxide, and integration of the various technologies more generally. The Project will develop knowledge in a number of key areas, including:

(a)	The development and construction of a CSP powered renewable fuels project in the Australian setting.
(b)	The economic and technical performance of a demonstration renewable methanol plant.
4.3	Knowledge sharing stakeholders/target audiences

This Project will be most relevant to a range of stakeholders including project developers, investors, offtakers such as airlines and shipping companies, policy makers and regulators.

4.4	Knowledge Sharing Agent

ARENA reserves the right to engage a Knowledge Sharing Agent at any time.

4.5	Knowledge Sharing Deliverables

ARENA may make requests from Projects (and portfolios of Projects) for particular topics to be covered either through lessons learnt reports (where applicable) or ad hoc reports, as required. Where ARENA has not made a specific request, topics are to be relevant and/or topical and have an appreciation for the key audiences. For the avoidance of doubt, business development and marketing material is not considered to be Knowledge Sharing Deliverables.

All deliverables are to be:

(a)	prepared to a standard acceptable to ARENA;
(b)	readily accessible and searchable; and
(c)	submitted in final form for revision.

Public reports must reflect ARENA’s Report Writing Tips & Guidelines which will be provided by ARENA to the Recipient or can be found on ARENA’s website. Public deliverables may be published on a public platform determined by ARENA. Any sensitive information (information not for public release)

Advancing Renewables Program Funding Agreement | Port Augusta Solar Methanol Project 2022/ARP02950

is to be provided as a confidential addendum for ARENA (as Recipient Confidential Information) or as agreed with ARENA. Public deliverables must be approved by ARENA prior to publishing.

No.	Deliverable title	Purpose	Frequency	When?	Accessibility (Public or Recipient Confidential Information (clause 26))	Content and delivery
KS1	ARENA 15-minute Project survey	Efficient qualitative and quantitative data gathering. ARENA may use this information in anonymised portfolio analysis and reporting.	Quarterly	From Commencement Date to the Final Milestone Date	Recipient Confidential Information. ARENA and the Knowledge Sharing Agent (if applicable) only.	ARENA to provide a link to the survey each quarter.
KS2	Lessons Learnt Report	To share key lessons from the Project and implications for industry.	Every 6 months	From Milestone 1 to Milestone 4	Public

Public reports to be published on ARENA’s Knowledge Bank, and/or on a public platform as agreed by the parties.

Any sensitive information (information not for public release) to be included as a confidential addendum for ARENA only (rather than separate report).

The scope of the Reports is described in item 4.6 of Schedule 1 (Content of Knowledge Sharing Deliverables).

KS3	FEED Summary Report	To document the process and outcomes of the FEED study	Once	At Milestone 2	Public
KS4	Construction and Commissioning Report	To provide an overview of the construction and commissioning phases of the Project.	Once	At Milestone 5	Public
KS5	Interim Operational Report (12 months data collection)	Provide an overview of the Project’s performance during the first 12 months of operations.	Once	At Milestone 6	Public
KS6	Final Operational Report (24	Provide an updated version of the Interim Operational Report, with	Once	At Milestone 7	Public

No.	Deliverable title	Purpose	Frequency	When?	Accessibility (Public or Recipient Confidential Information (clause 26))	Content and delivery
	months data collection)	additional 12 months data and learnings presented as an additional section or appendix to the Interim Operational Report.
KS7	Data Snapshots

To provide a set of clearly defined and consistent data metrics, over time, to allow the operations and performance of the project to be analysed against forecasts and compared to other relevant projects.

			4 Times	Every 6 months, due by 31st March and 30th September every year from Milestone 5 to Milestone 7.	Public, apart from any exceptions agreed with ARENA and documented in the Data Specification as Confidential Recipient Information

Data is to be provided in a Microsoft Excel file with clear explanatory notes as required and complying with the Data Specification defined in item 4.6Schedule 11.1(f)(i) of Schedule 1 (Data Snapshots).

KS8	Target Event Datasets	To provide a high resolution and detailed picture of how the project behaves in a number of types of events of particular interest.	Three times	Included with Data Snapshots for reporting periods 1, 2 and 4 (i.e. at the start, middle and end of the 2 year operating data period)	Public, apart from any exceptions agreed with ARENA and documented in the Data Specification as Confidential Recipient Information

Data is to be provided in a Microsoft Excel file with clear explanatory notes as required, and complying with the Data Specification defined here at item 4.6Schedule 11.1(f)(ii) of Schedule 1 (Target Event Data).

KS9	ARENA-led event	Attendance and participation in an ARENA-led event (e.g.	Up to three each year, as agreed with ARENA	From CP3 Satisfaction Date to Final Milestone Date	Public, or as agreed by the parties on a case-by-case basis	Recipient to provide documentation (i.e. slides, word document, pdf etc) to ARENA following attendance, to contain

No.	Deliverable title	Purpose	Frequency	When?	Accessibility (Public or Recipient Confidential Information (clause 26))	Content and delivery
		webinar, workshop or roundtable). Share Project information with other ARENA funded Projects and/or key stakeholders.				sufficient information to be read as a standalone document.
KS10	Industry-led event	Project exposure, knowledge dissemination.	Minimum one per year or at the discretion of ARENA	From CP3 Satisfaction Date to 6 months following the Final Milestone Date	Public

As agreed with ARENA, at industry conferences or events with high attendance from target audience.

Evidence of active involvement to be provided (e.g. presentation slides, recordings, one-page summary of event), as agreed with ARENA.

KS11	Site visit	On ground experience with key stakeholders and demonstration of facilities.	Twice	As agreed with ARENA	Public	Site visit to Project location or a virtual tour delivered online as agreed by ARENA.
KS12	Ad hoc reports, products and activities	Capture unknown unknowns.	No more than three per year	As required	Public, as agreed by the parties on a case-by-case basis	Format and topic to be agreed at the time of request.
KS13	Launch and maintenance of Project Webpage	To improve the awareness of the project and facilitate access to Project information and outputs.	Established once but maintained and regularly updated as required.	The Project Webpage should be established by Milestone 1 or at a time agreed with ARENA and should be maintained and	Public

Purpose-built webpage, or section of an existing website with clear information on the project ranging from basic descriptions of the project, explanations of the technology and project status updates, through to downloadable copies of operational data sets and public knowledge sharing deliverables.

No.	Deliverable title	Purpose	Frequency	When?	Accessibility (Public or Recipient Confidential Information (clause 26))	Content and delivery
				updated at least until Milestone 7.		More details included in item 4.6 of Schedule 1 (Content of Knowledge Sharing Deliverables).

4.6	Content of Knowledge Sharing Deliverables
(a)	Project Webpage

The Project Webpage, on the Recipient’s appropriate corporate website, should include the following elements as a minimum:

(a)	Brief description of the Project, including:
(i)	Project overview;
(ii)	Project timeline and status (e.g., commencement of construction, scheduled Completion date, etc);
(iii)	Brief and simple explanation of the technologies used in the Project;
(iv)	key contractors;
(v)	key equipment suppliers;
(vi)	total Project cost; and
(vii)	summary of debt, equity and grant providers;
(b)	images of the site, including time delay footage;
(c)	publicly available knowledge sharing reports (reports should be published on the Recipient’s website following public release by ARENA);
(d)	contact details for any community consultations, public queries or complaints handling;
(e)	ARENA acknowledgement; and
(f)	a hyperlink to the project page on the ARENA website.

(b)	FEED Summary Report

The FEED Summary Report will document the rationale, background, study method and findings of the FEED study. This should be a stand-alone report that does not require prior knowledge or reference to other confidential documents or data in order to be useful. References to publicly available information is acceptable. The report should cover:

(a)	Executive summary.
(b)	Project overview and objectives (general project information, including sizing, location, services and functionality, registration, grid connection details, project partners, project delivery model and ownership model).
(c)	Technical Feasibility and detailed design:
(i)	design concept for the Project;
(ii)	reference project and design assumptions;
(iii)	power supply requirements (including transmission requirements), availability and arrangements and identified risks to supply;
(iv)	water supply requirements and availability and identified risks to supply;
(v)	summary of the design elements and cost estimates;
(vi)	summary of supplier responses to request for pricing and terms, with details anonymised or generalised as necessary to comply with supplier confidentiality requirements;
(vii)	production site details and due diligence results;
(viii)	results of environmental impact assessments, including risks and mitigation options;
(ix)	pathway to securing all required development, environment, regulatory and land approvals;
(x)	product certification options, requirements and costs; and
(xi)	brief summary of any significant technical optimisations undertaken during FEED, such as novel site-layouts, or assembly and integration approaches.

(d)	Commercial Feasibility (details provided as a range if prices and terms are not yet finalised):
(i)	key commercial terms of suppliers for renewable energy, water, carbon dioxide supply and services;
(ii)	identified markets and key commercial terms for offtakes (domestic and international to the extent able to be shared and subject to any third party confidentiality obligations) including commentary on the attractiveness of a decarbonised methanol product relative to a grey product, potential offtake volumes and anticipated price over time;
(iii)	project financial modelling process and results;
(iv)	sensitivity analysis of the drivers of commercial feasibility;

(v)	estimated hydrogen production costs (levelised cost of hydrogen) including all capital and operating costs to deliver the hydrogen to the points of offtake. This should include relevant data points outlined in C) Data Specification below with commentary regarding key cost assumptions;
(vi)	methanol plant conversion and synthesis costs: commentary on estimated costs per tonne of methanol and pathway to commercialisation for export infrastructure;
(vii)	pathway to commercialisation and achieving desired offtake prices; and
(viii)	risk analysis (regulatory, competitors etc).
(e)	Strategic Feasibility:
(i)	results of social impact assessments (including cultural heritage and native title), including risks and mitigation options;
(ii)	analysis of key stakeholder groups and strategy to secure and maintain support;
(iii)	consideration of alternative sources of carbon in the Project and for future projects; and
(iv)	analysis of regulatory requirements and risks.

(f)	Conclusions, Recommendations and Next Steps:
(i)	conclusion/Recommendation on proceeding to the next stage (i.e. FID);
(ii)	identify areas of further work required, associated timeline and costs for development activities to reach FID; and
(iii)	next steps.

(c)	Construction and Commissioning Report

The Construction and Commissioning Report will provide an overview of the construction and commissioning phases of the Project. The report will highlight any challenges as well as the key learnings gained from these stages of the Project. The expected length of this document is at least 15 pages of substantive content. The report should include:

(a)	Executive summary
(b)	Project overview and objectives
(c)	Description of construction, commissioning and achieving commercial operations, including:
(i)	overview of construction, commissioning, and commercial operation activities;
(ii)	headcounts and average income/headcount;
(iii)	specialised equipment and logistic summary;
(iv)	availability of specialised equipment (e.g., heliostats and receivers) and supply chain proofing;
(v)	commissioning plans and strategies;
(vi)	stakeholders, Traditional Owners and community engagement;

(vii)	summary of impact to the local economy including approximate number of jobs created;
(viii)	environmental plans;
(ix)	grid connection challenges;
(x)	land access;
(xi)	contract challenges, claims, losses and extras summary;
(xii)	safety and Security summary and metrics;
(xiii)	regulatory requirements, including environmental (and other) approvals;
(xiv)	community consultation and safety;
(xv)	risk management plan and mitigation summary;
(xvi)	operation and maintenance expectations;
(xvii)	analysis of actual progress to forecast (at Project Financial Close), including financial and non-financial factors;
(xviii)	total actual project cost, including line-item breakdown analysis;
(xix)	key challenges and lessons learnt; and
(xx)	conclusions and next steps.

(d)	Operational Reports

The Operational Reports will provide an overview of the Project’s performance across the first 12 months of operations (Interim Operational Report) and the second 12 months of operation (Final Operational Report). The reports should describe how the Project is being used (i.e. applications), its technical performance, and its ability to capture revenue in different applications. The expected length of this document is at least 15 pages of substantive content. The Operational Reports should include:

(a)	Executive summary
(b)	Project overview and objectives
(c)	Description of project operation and performance, including:
(i)	project status (cost and schedule update);
(ii)	safety and risk management;
(iii)	environmental impact including water consumption, sourcing, water quality and disposal of brine (where applicable);
(iv)	stakeholder and community engagement and feedback;
(v)	operation and maintenance requirements and cost;
(vi)	impact of soiling on heliostats and associated cost;
(vii)	performance;
(viii)	discussion on technical performance metrics (clearly defined with units and location of measurement, where applicable), including:
(A)ramp rates;

(B)operational constraints;
(C)degradation (including commentary on site conditions such as temperature and humidity);
(D)auxiliary power usage; and
(E)equipment availability (including commentary on individual equipment performance);
(ix)	description of performance during any islanding events;
(x)	safety and environmental performance;
(xi)	applications and usage including:
(A)Analysis of asset operations behaviour and storage duration, including participation in different applications (e.g. turndown of asset for grid stability, 24x7 production of methanol, etc);
(B)New revenue opportunities (if any); and
(C)Revised cost of fuel models using operational data.
(d)	Key challenges and lessons learnt
(e)	Conclusions and next steps

(e)	Lessons Learnt Report

The aim of these reports is to share key lessons from the Project and implications for industry. The expected length of these documents is 5-10 pages of substantive content. The reports should include, at a minimum:

(a)	executive summary with project description, objectives and progress;
(b)	challenges and lessons learnt related to technical, commercial/financial, regulatory, social/customer aspects;
(c)	any potential demand flexibility aspects or potential of the Project;
(d)	implications for industry and future projects (e.g., process heat applications and provision of electrons); and
(e)	lessons on stakeholder engagement, consultation, outcomes and impact.

(f)	Data Specification

Notes:

(a)	Data provided at Project Financial Close should be a forecast based on warranted rates or consistent with relevant supply agreements or the financial model. Actual recorded data should be reported after commissioning.
(b)	Financial Data at commissioning should reflect actual costs, performance data should be forecasts consistent with warranted rates, relevant supply agreements or the financial model.
(c)	Data should be with reference to the Project as defined in the Funding Agreement.
(d)	Each Data Snapshot delivery should include all fields, even if they are not changed from previous instalments. Any fields that are not relevant for a particular period are to be marked “NA”. Any data fields that cannot be reported for other reasons are to be accompanied with a descriptive comment and discussed with ARENA prior to submission.
i.	Data Snapshots

The Data Snapshots should be provided as a Microsoft Excel spreadsheet containing, as a minimum, the parameters described in the table below.

Data Description	Units	Definitions	Data Resolution	Accessibility[1]
Hydrogen power costs	$	Total electricity cost for the hydrogen production plant	Monthly Totals	Public
Hydrogen water costs	$	Total water cost for the hydrogen production plant	Monthly Totals	Public
Carbon dioxide Costs	$	Total carbon dioxide cost for the methanol synthesis plant	Monthly Totals	Public
Hydrogen other O&M costs	$	Total other O&M costs for hydrogen production plant	Monthly Totals	Public
Other revenue	$	Total project revenue other than sales of hydrogen or hydrogen derivatives (eg: sales of oxygen, or FCAS payments)	Monthly Totals	Public
Total hydrogen production	kg	The total weight of hydrogen produced by the electrolyser	Hourly Totals	Public
Total hydrogen delivered	kg	The total weight of hydrogen delivered to the point of offtake	Hourly Totals	Public
Total production of Hydrogen derivatives (eg: renewable ammonia), if relevant	kg	The total weight of hydrogen derivatives produced and delivered to the point of offtake	Hourly Totals	Public

1 Accessibility in terms of the classification of the deliverable as either Public or Recipient Confidential Information

Hydrogen purity	%	The purity of the final hydrogen product, measured at the output of the electrolyser, as a percentage on a per molecule basis	Monthly average	Public
Carbon dioxide Consumption by Methanol Synthesis Plant	Kg	The total weight of carbon dioxide consumed by the synthesis process	Hourly Totals	Public
Electrolyser energy consumption	kWh	Total electricity consumed by the electrolysers	Hourly Totals	Public
BOP energy consumption	kWh	Total electricity consumed by the rest of the hydrogen production plant (excluding the electrolysers)	Hourly Totals	Public
Renewable energy supply	%	Proportion of total consumed energy that is directly supplied by renewable generators	Hourly Totals	Public
Electrolyser peak power	% of rated load	Total peak electrical load of the electrolysers as a percentage of the total rated load	Hourly maximum	Public
Electrolyser minimum power	% of rated load	Minimum electrical load of the electrolysers as a percentage of the total rated load	Hourly minimum	Public
Peak total power	MW	Maximum peak of the total combined electrical load of the on-site production plants for hydrogen and its derivatives, as relevant	Hourly maximum	Public
Hydrogen capacity factor	%	Proportion of the total rated hydrogen production output that was achieved	Monthly totals	Public
Daily production distribution	%	Proportion of the total production that was produced in each 6-hourly period of the day: 9am to 3pm; 3pm to 9pm; 9pm to 3am; and 3am to 9am	Monthly totals	Public
Storage utilisation	%	The proportion of the time period for which the storage vessel is fully charged.	Hourly totals	Public
Storage cycling	integer	Total number of times that the storage vessel is charged then discharged (one cycle, regardless of volumes involved)	Monthly totals	Public
Hydrogen downtime	hours	Total hours for which the hydrogen plant was unexpectedly not operational.	Monthly totals	Public
Hydrogen water consumption	ML	Total water volume consumed by the electrolysis process, including desalination and demineralisation for example, it should not include any water required for other processing activities	Hourly totals	Public
Maximum temperature	Deg C	Maximum ambient temperature recorded at the production site during the period	Hourly maximums	Public

Minimum temperature	Deg C	Minimum ambient temperature recorded at the production site during the period	Hourly minimums	Public

ii.	Target Event Data

At least one time series dataset should be provided for each of the following five types of events:

Target Event Description	Accessibility
0Electrolyser ramp-up from cold start to rated electrical load	1Public
2Electrolyser ramp-up from standby to rated hydrogen output rate	3Public
4Electrolyser ramp-down from rated electrical load to shutdown	5Public
6Electrolyser ramp-down from rated hydrogen output rate to standby	7Public
8A continuous one week period of typical operations of the hydrogen production system	9Public

Target Event Data should be provided with a resolution of at least 1 second or finer. The datasets for each of the five target events described above should include time series date for the following parameters as a minimum:

Parameter	Units	Accessibility[2]
Electrolyser instantaneous power	MW	Public
Hydrogen Balance of Plant instantaneous power	MW	Public
Water treatment system instantaneous power	MW	Public
Compression system instantaneous power	MW	Public
Voltage of each electrolyser stack	volts	Public
Current in each electrolyser stack	amps	Public
Hydrogen flow rate at electrolyser output	kg per hour	Public
Hydrogen flow rate at offtake point	kg per hour	Public

2 Accessibility in terms of the classification of the deliverable as either Public or Recipient Confidential Information

Parameter	Units	Accessibility[2]
Hydrogen purity at offtake point	%	Public
Hydrogen pressure at offtake point	MPa	Public
Hydrogen temperature at offtake point	deg C	Public
Water consumption rate in electrolyser	litres per hour	Public
Hydrogen storage fill level	%	Public
Hydrogen storage pressure	MPa	Public
Battery charge level	%	Public
Auxiliary / backup supply instantaneous power	MW	Public
Ambient temperature at production site	deg C	Public
Electrolyser stack temperature	deg C	Public

Each dataset should be provided as a Microsoft Excel spreadsheet with clearly labelled fields, time stamps and any explanatory text fields needed to explain the data.

.

Schedule 2 – Study Template

Not used.

Advancing Renewables Program Funding Agreement | Port Augusta Solar Methanol Project 2022/ARP02964

Schedule 3 – Major Projects
1.	Approved Australian Industry Participation Plan

Australian Industry Participation Authority or AIP Authority	the Australian Industry Participation Authority.
Australian Industry Participation Plan or AIP Plan	the plan referenced in item 1 of this Schedule 3 (Major Projects).
Australian Industry Participation Plans: User Guide or, AIP Plans: User Guide

the Australian Industry Participation Plans: User Guide for developing an AIP Plan and Implementation Report published by the Department of Industry which can be obtained from the internet site.

https://www.industry.gov.au/regulation-and-standards/australian-industry-participation

Implementation Report	a report provided to ARENA in accordance with items Schedule 11(e) to Schedule 11(g) (inclusive).
Implementation Report Requirements	the requirements for an Implementation Report set out in the AIP Plans: User Guide for developing an AIP Plan and Implementation Report.
(a)	Once the AIP Authority has approved the Recipient’s AIP plan, the Recipient’s must provide ARENA with a copy of:
(i)	the Approved AIP plan; and
(ii)	the Certificate of Approval.
(b)	The Recipient must comply with the Approved AIP Plan.
(c)	If any conflict arises between any part of the Approved AIP Plan and any other part of this Agreement, the other part of this Agreement prevails to the extent of the conflict.
(d)	The Approved AIP Plan must not be construed as limiting the Recipient’s obligations to comply with the requirements of this Agreement.
(e)	The Recipient must provide ARENA with an Implementation Report that meets the Implementation Report Requirements by the Milestone 2 Completion Date.
(f)	Where ARENA considers that the Implementation Report does not meet the Implementation Report Requirements, ARENA may by written notice to the Recipient reject the Implementation Report. Where ARENA rejects the Implementation Report, ARENA will provide the Recipient with reasons for the rejection.
(g)	Where ARENA rejects the Implementation Report, the Recipient must provide ARENA with the Implementation Report, amended to address the reasons for the rejections advised by ARENA and that otherwise meets the Implementation Report Requirements within 10 Business Days of the date of the notice issues by ARENA.
(h)	The Recipient consents to ARENA or any other Commonwealth agency:

(i)	Publishing the executive summary of its Approved AIP Plan;
(ii)	Publicising or reporting on the Recipient's performance in relation to the Approved AIP Plan and level of compliance with the AIP Plan; and
(iii)	Publicising or reporting on any information contained in the Approved AIP Plan or AIP Implementation Report under this Agreement.
(i)	This item 1 of Schedule 3 (Major Projects) survives the termination or expiry of this Agreement.

Signing page – ARENA

EXECUTED as an agreement.

SIGNED for and behalf of the Australian Renewable Energy Agency by its duly authorised delegate in the presence of:
/s/ Darren Miller	/s/ Riley Boughton
Signature of Authorised Delegate Darren Miller	Signature of Witness Riley Roughton
Name of Authorised Delegate (Please print) CEO	Name of Witness (Please print)
Position of Authorised Delegate (Please print) 22 December 2023
Date

Signing page – Recipient

EXECUTED as an agreement.

EXECUTED by Solar Methanol 1 Pty Ltd (ABN 99 660 142 030) in accordance with the requirements of section 127 of the Corporations Act 2001 (Cth) by:
/s/ Craig Wood	/s/ Alec Waugh
Signature of Director Craig Wood	Signature of Director/Company Secretary (Please delete as applicable) Alec Waugh
Name of Director (Please print) 23 December 2023	Name of Director/Company Secretary (Please print)
Date

Appendix A – Minor Variations to this Agreement (Clause 19.1)

This Appendix is intended to set out the process for effecting Minor Variations, to record details of Minor Variations for administrative purposes and to be updated as Minor Variations are effected.

Where the parties agree to a Minor Variation in accordance with clause 19.1, ARENA will send the Recipient an updated version of the table below containing details of the Minor Variations currently in effect. This Appendix will be deemed to have been amended accordingly. If there is any inconsistency between a Minor Variation and this Appendix, then the Minor Variation will prevail to the extent of the inconsistency.

[Drafting note: ARENA to update the table below and send to the Recipient once a Minor Variation is agreed - the table is intended to be an up-to-date record of all Minor Variations.]

Minor Variation No.	Date of Minor Variation	Nature of Minor Variation	Details of Minor Variation
1	[insert]	[Insert as directed by ARENA / agreed by the parties]	[Insert brief details]
2
3
4
5
6
7

Appendix B – Communications Material

To be completed in accordance with clause 8.